UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

salesforce.com, inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

May 28, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of salesforce.com, inc. on Thursday, July 10, 2008 at 2:00 p.m., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of our 2008 Annual Report.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.

Thank you for your ongoing support of salesforce.com. We look forward to seeing you at our Annual Meeting.

Aloha,

Marc Benioff

Chairman of the Board of Directors and

Chief Executive Officer

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To be Held Thursday, July 10, 2008

TO THE STOCKHOLDERS OF SALESFORCE.COM, INC.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of salesforce.com, inc., a Delaware corporation, will be held on Thursday, July 10, 2008 at 2:00 p.m., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, for the following purposes:

1.	To elect three Class I directors, Marc Benioff, Craig Conway and Alan Hassenfeld, to serve for a term of three years and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009;

3.	To approve amending our 2004 Equity Incentive Plan to eliminate the annual automatic share replenishment from such plan and increase the number of shares authorized for grant by an incremental 7,500,000 shares;

4.	To approve amending our 2004 Equity Incentive Plan to enable incentive compensation under such plan to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m); and

5.	To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the meeting.

Only stockholders of record at the close of business on May 20, 2008 and their proxies are entitled to attend and vote at the meeting and any and all adjournments, continuations or postponements thereof.

All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock as of the record date to enter the meeting.

This Notice, the Proxy Statement and the 2008 Annual Report are first being mailed to stockholders on or about May 28, 2008.

By Order of the Board of Directors

David Schellhase

General Counsel and Secretary

San Francisco, California

May 28, 2008

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THE PURPOSE OF RETURNING YOUR PROXY CARD. YOU MAY ALSO VOTE BY TELEPHONE OR OVER THE INTERNET. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of salesforce.com is soliciting your vote at the 2008 annual meeting (the “Annual Meeting”) of salesforce.com stockholders.

When and where will the Annual Meeting take place?

The Annual Meeting will take place on Thursday, July 10, 2008 at 2:00 p.m., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105.

What will I be voting on?

You will be voting on whether:

•

to elect three Class I directors, Marc Benioff, Craig Conway and Alan Hassenfeld, to serve for a term of three years and until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009;

•

to approve amending our 2004 Equity Incentive Plan to eliminate the annual automatic share replenishment from such plan and increase the number of shares authorized for grant by an incremental 7,500,000 shares;

•

to approve amending our 2004 Equity Incentive Plan to enable incentive compensation under such plan to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m); and

•	to transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

An agenda and rules of procedure will be distributed at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of salesforce.com common stock you owned as of May 20, 2008, our record date.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.

To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

•	vote by telephone (instructions are on the proxy card); or

•	vote by Internet (instructions are on the proxy card).

If you want to vote in person at the Annual Meeting, and you hold your salesforce.com stock through a brokerage firm, bank, broker-dealer, trust or other similar organization (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

Do I need a ticket to attend the Annual Meeting?

Yes, a stockholder planning to attend the Annual Meeting must bring the enclosed Admission Ticket and proof of identity for entrance to the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license or passport.

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

The Board of Directors of salesforce.com, inc., a Delaware corporation (“salesforce.com”, the “Company”, “we”, “us” or “our”), is soliciting this Proxy Statement and the enclosed proxy card for use at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, July 10, 2008 at 2:00 p.m., local time, and for any adjournment or postponement of the meeting. Our Annual Meeting will be held at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock as of the record date to enter the meeting. Our Annual Report for the fiscal year ended January 31, 2008, or “fiscal 2008”, including our financial statements for fiscal 2008 is also enclosed. These proxy materials are first being mailed to stockholders on or about May 28, 2008.

Stockholders Entitled to Vote; Record Date

As of the close of business on May 20, 2008, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 120,155,728 shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the Company were outstanding as of May 20, 2008.

All valid proxies received before the Annual Meeting will be voted according to the instructions thereon. Stockholders entitled to vote at the Annual Meeting may vote by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-prepaid envelope, or vote by telephone or by Internet by following the instructions on the enclosed proxy card.

Quorum; Abstentions; Broker Non-Votes

The Company’s Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting; however, broker “non-votes” are not deemed to be “votes cast.” As a result, unlike abstentions or withheld votes, broker “non-votes” are not included in the tabulation of the voting results on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition of such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting; Revocability of Proxies

Voting by attending the meeting. Stockholders whose shares are registered in their own names may vote their shares in person at the Annual Meeting. Stockholders whose shares are held beneficially through a brokerage firm, bank, broker-dealer, trust or other similar organization (that is, in street name) may vote in person at the Annual Meeting only if such stockholders obtain a legal proxy from the broker, bank, trustee or nominee that holds their shares giving the stockholders the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. A stockholder planning to attend the Annual Meeting must bring the enclosed Admission Ticket and proof of identity for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder casts at the Annual Meeting. Your attendance at the Annual Meeting in and of itself will not revoke any prior votes you may have cast. For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (415) 536-6250.

Voting of proxies; Discretionary Voting. Stockholders may vote (1) by returning a proxy card, (2) by telephone or (3) over the Internet. If you wish to vote by mail, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If you wish to vote by telephone or over the Internet, please follow the specific instructions set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card. If you do not provide specific voting instructions on a properly executed proxy card or over the phone or Internet, your shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of proxy. You may revoke your proxy by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) entering a new vote by telephone or over the Internet. Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to the Company’s principal executive offices, salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Corporate Secretary.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders. In addition, the Company may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their reasonable, out-of-pocket expenses. The Company may use the services of the Company’s directors, officers and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained Georgeson Inc. and The Altman Group, proxy solicitation firms, for assistance in connection with the Annual Meeting at a cost of approximately $1,500 and $10,000 respectively, plus reasonable out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

All proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company, regardless if such proposals are intended to be included in the Company’s proxy statement for the next annual meeting of the stockholders of the Company, must satisfy the requirements set forth in the advance notice provision under the Company’s Bylaws. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder proposal must be received at the Company’s principal executive offices not less than one hundred twenty (120) calendar days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting; except that if no annual meeting was held in the previous year or if the date of the annual meeting is more than thirty (30) calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was publicly announced. Stockholder proposals to be presented at the next annual meeting of stockholders must be received by the Secretary of the Company at the Company’s principal executive offices not later than January 27, 2009.

A stockholder’s notice to the Secretary of the Company shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and such other beneficial owner, and (iv) any material interest of the stockholder and such other beneficial owner in such business.

In addition, any stockholder proposal intended to be included in the Company’s proxy statement for the next annual meeting of stockholders of the Company must also satisfy Securities and Exchange Commission, or SEC, regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and be received not later than January 27, 2009. In the event the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before the Company begins to print and send its proxy materials. Upon such an occurrence, the Company will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the Securities and Exchange Commission.

Delivery of Proxy Materials

To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at 1-800-667-6389, investor@salesforce.com, or www.salesforce.com/investor.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 10, 2008

The Notice and Proxy Statement and Annual Report are available at www.edocumentview.com/CRM.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation or removal.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the current Class I members of the Board of Directors, Marc Benioff, Craig Conway and Alan Hassenfeld. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2011 and until their successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for election as Class I directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Nominees for Class I Directors

The names of the nominees for Class I directors and certain information about each are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Age
Marc Benioff	Chairman of the Board and Chief Executive Officer	1999	43
Craig Conway	Director	2005	53
Alan Hassenfeld	Director	2003	59

Marc Benioff co-founded salesforce.com in February 1999 and has served as Chairman of the Board of Directors since its inception. He has served as Chief Executive Officer since November 2001. From 1986 to 1999, Mr. Benioff was employed at Oracle Corporation where he held a number of positions in sales, marketing and product development, lastly as a Senior Vice President. Mr. Benioff also serves as Chairman of the Board of Directors of the salesforce.com/foundation. Mr. Benioff received a Bachelor of Science in Business Administration (B.S.B.A.) from the University of Southern California.

Craig Conway has served as a Director since October 2005. From April 1999 to October 2004, Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from November 1996 to February 1999 and TGV Software from September 1993 to March 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies including Executive Vice President at Oracle Corporation. Mr. Conway also serves as a director of Unisys Corporation and Kazeon Systems, Inc. Mr. Conway received a B.S. from the State University of New York at Brockport.

Alan Hassenfeld has served as a Director since December 2003. Mr. Hassenfeld has been Chairman of Hasbro, Inc., a provider of children’s and family entertainment products, since May 2003. From 1989 to May 2003, Mr. Hassenfeld also served as Chairman and Chief Executive Officer of Hasbro. Mr. Hassenfeld is a trustee of the Hasbro Charitable Trust and Hasbro Children’s Foundation. Mr. Hassenfeld also serves as a member of the Board of Directors of the salesforce.com/foundation and other not-for-profit organizations. Mr. Hassenfeld received a B.A. from the University of Pennsylvania.

Vote Required and Board of Directors’ Recommendation

The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected directors of the Company to serve until their successors have been duly elected and qualified, subject to earlier resignation or removal. Shares that are voted “withheld” and broker “non-votes” will have no effect on the election of these three candidates.

The Board of Directors Recommends a Vote “For” Each of the Nominees Listed Above.

Directors Not Standing for Election

The names and certain information about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire	Age
Craig Ramsey	Director	2003	Class II 2009	61
Sanford R. Robertson	Director	2003	Class II 2009	77
Stratton Sclavos	Director	2000	Class III 2010	46
Lawrence Tomlinson	Director	2003	Class III 2010	67
Maynard Webb	Director	2006	Class II 2009	52
Shirley Young	Director	2005	Class III 2010	73

Craig Ramsey has served as a Director since April 2003. From July 2003 to September 2004, Mr. Ramsey served as CEO of Pay By Touch, a biometrics payments company. From March 1996 to April 2000, Mr. Ramsey served as Senior Vice President, Worldwide Sales, of Siebel Systems, Inc., a provider of eBusiness applications. From March 1994 to March 1996, Mr. Ramsey served as Senior Vice President, Worldwide Sales, Marketing and Support for nCube, a maker of massively parallel computers. From 1968 to 1994, Mr. Ramsey held various positions with Oracle Corporation, Amdahl and IBM. Mr. Ramsey currently serves on the Board of Directors of Arcsight, Inc., Guidewire Software, Inc. and M-Factor, Inc. He received a B.A. in Economics from Denison University.

Sanford R. Robertson has served as a Director since October 2003. He is a principal of Francisco Partners, a technology buyout fund. Prior to founding Francisco Partners in January 2000, Mr. Robertson was the founder and chairman of Robertson, Stephens & Company, a technology investment bank. Mr. Robertson has been an active technology investor and advisor to several technology companies. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another prominent technology investment bank. Mr. Robertson is a director of Dolby Laboratories, Inc., Pain Therapeutics, Inc. and the Schwab Charitable Fund. Mr. Robertson received a B.B.A. and M.B.A. from the University of Michigan.

Stratton Sclavos has served as a Director since February 2000. Since January 2008, Mr. Sclavos has served as Partner at Radar Partners, an investment firm. From July 1995 to May 2007, Mr. Sclavos served as President and Chief Executive Officer of VeriSign, Inc., a provider of infrastructure services to websites, enterprises, electronic service providers and individuals. Mr. Sclavos also served as Chairman of the Board of Directors of VeriSign from December 2001 to May 2007. Prior to that time, he served in various sales and marketing capacities for Taligent, Inc., Go, Inc., MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos serves as a director of Intuit, Inc. and Juniper Networks, Inc. Mr. Sclavos received a B.S. from the University of California at Davis.

Lawrence Tomlinson has served as a Director since May 2003. Mr. Tomlinson retired from Hewlett-Packard Co. in June 2003. Prior to retiring from Hewlett-Packard, from 1993 to June 2003 Mr. Tomlinson served as its Treasurer, from 1996 to 2002 he was also a Vice President and from 2002 to June 2003 he was also a Senior Vice President. Mr. Tomlinson serves as a director of Coherent, Inc. Mr. Tomlinson received a B.S. from Rutgers University and an M.B.A. from Santa Clara University.

Maynard Webb has served as a Director since September 2006. Since December 2006, Mr. Webb has served as Chief Executive Officer of Live Ops, a provider of on-demand call center solutions. From June 2002 to August 2004, Mr. Webb served as Chief Operating Officer of eBay Inc., an online global marketplace. From August 1999 to June 2002, Mr. Webb served as President of eBay Technologies. Prior to that Mr. Webb served as Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. Mr. Webb also serves on the board of directors of Baynote, Inc. and AdMob, Inc. Mr. Webb received a B.A.A. degree from Florida Atlantic University.

Shirley Young has served as a Director since October 2005. Since 2000, Ms. Young has served as President of Shirley Young Associates, LLC, a business advisory company. She also serves as a senior advisor to General Motors-Asia Pacific. Previously, Ms. Young served as corporate Vice President of General Motors responsible for China Strategic Development and as Executive Vice President of Grey Advertising and President of Grey Strategic Marketing. She also served on the Board of Directors for Verizon, Bank of America, Harrahs, Dayton Hudson/Target. Ms. Young currently serves as a director of Teletech, Inc. She is a member of the Worldwide Board of Directors of The Nature Conservancy and current governor and former chairman of the Committee of 100, a national Chinese-American leadership organization and current Chair of its cultural associate, US-China Cultural Institute. Ms. Young received a B.A. from Wellesley College.

Board Independence

The Board of Directors has determined that, except for Mr. Benioff as Chief Executive Officer, each of the directors of the Company has no material relationship with the Company and is independent within the meaning of the standards established by the New York Stock Exchange, or NYSE, as currently in effect. In making that determination, the Board of Directors considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board of Directors also adopted and applied the following standards, which provide that a director will not be considered independent if he or she:

•	is currently an employee of the Company or has an immediate family member who is an executive officer of the Company;

•	has been an employee of the Company within the past three years or has an immediate family member who has been an executive officer of the Company within the past three years;

•

has, or has an immediate family member who has, received within the past three years more than $100,000 during any twelve month period in direct compensation from the Company (other than fees for directors services);

•

is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor; is a current employee of such firm, or has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or; has, or has an immediate family member who has, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

has, or has an immediate family member who has, been employed as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee during the past three years; or

•

has been employed as an executive officer or employee, or has an immediate family member who has been employed as an executive officer of, another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues.

Board Meetings and Director Communications

During fiscal 2008, the Board of Directors held ten (10) meetings. During fiscal 2008, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any of the committees of the Board of Directors on which such director served, except for Stratton Sclavos who attended 70% of all the Board meetings (Mr. Sclavos does not serve on any Board committees). Directors are also expected to attend annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict. Five of the nine then-incumbent directors attended the Company’s 2007 Annual Meeting of Stockholders.

On June 7, 2007, the Board of Directors approved the creation of the position of Lead Independent Director and appointed Sanford R. Robertson to serve as its Lead Independent Director for a two-year term. The Lead Independent Director presides over the meetings of the independent directors, serves as a liaison between the independent directors and the Chairman of the Board of Directors and Chief Executive Officer, and has such other authority as generally held by a lead independent director and as the independent directors shall determine from time to time.

The non-management members of the Board of Directors also meet in regularly scheduled executive sessions without management present. At these sessions, the Lead Independent Director acts as Presiding Director. In the absence of the Lead Independent Director at any such executive session, the chair of the Audit Committee will serve as Presiding Director. Stockholders and other interested parties may communicate with the Presiding Director, or with any and all other members of the Board of Directors, by mail to the Company’s principal executive offices addressed to the intended recipient and care of our Corporate Secretary or by email to CorporateSecretary@salesforce.com. The Corporate Secretary will maintain a log of such communications and transmit them promptly to the identified recipient, unless there are safety or security concerns that mitigate against further transmission. The intended recipient shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Corporate Governance and Board Committees

Salesforce.com and its Board of Directors regularly review and evaluate the Company’s corporate governance practices. The Board of Directors has adopted corporate governance principles that address the composition of and policies applicable to the Board of Directors as well as a Corporate Code of Conduct applicable to all directors, officers and employees of the Company, including our Chief Executive Officer and Chief Financial Officer. The Company’s corporate governance principles, set forth as Corporate Governance Guidelines, and its Corporate Code of Conduct are available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/investor/governance/, or in print by contacting Investor Relations at our principal executive offices. Any substantive amendments to or waivers of the Corporate Code of Conduct relating to the executive officers or directors of the Company will be disclosed promptly on our website.

The Board of Directors has also adopted a written charter for each of the three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee charter is available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/investor/governance/, or in print by contacting Investor Relations at our principal executive offices.

Audit Committee. The Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee: evaluates the independent registered public accountants’ qualifications, independence and performance; determines the engagement of the independent accountants; approves the retention of the independent accountants to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent accountants on the salesforce.com engagement team as required by law; reviews our consolidated financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; reviews with management and the Company’s independent auditors and internal auditors the adequacy of internal financial controls; annually reviews the audit committee charter and the committee’s performance; reviews and approves the scope of the annual audit and the audit fee; and discusses with management and the independent accountants the results of the annual audit and the review of our quarterly financial statements. The Audit Committee held nine (9) meetings in fiscal 2008. The report of the Audit Committee is included in this Proxy Statement.

The current members of the Audit Committee are Messrs. Tomlinson, who is the committee chair, Hassenfeld and Robertson. The Board of Directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy under applicable rules and regulations of the NYSE and the SEC. The Board of Directors has further determined that Mr. Tomlinson is the Company’s audit committee financial expert as defined by the SEC.

Compensation Committee. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees, including: reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations. The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the Compensation Committee. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. Although the Compensation Committee does not at present do so, it may delegate its authority to members of management to determine awards under the Company’s incentive-based or equity-based compensation plans for non-executive officer employees of the Company. The Compensation Committee also reviews and evaluates the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter, and prepares any report required under SEC rules. The Compensation Committee held six (6) meetings in fiscal 2008. The report of the Compensation Committee is included in this Proxy Statement.

The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee at present engages an outside consultant on a regular basis to advise the Compensation Committee on the Company’s compensation practices.

The current members of the Compensation Committee are Mr. Ramsey, who is the committee chair, Mr. Conway and Ms. Young. The Board of Directors has determined that all members of the Compensation Committee meet the applicable tests for independence under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors director nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; recommending corporate governance principles applicable to the Company; and providing oversight in the evaluation of the Board of Directors and each committee. The Nominating and Corporate Governance Committee held six (6) meetings in fiscal 2008.

The current members of the Nominating and Corporate Governance Committee are Messrs. Robertson, who is the committee chair, Hassenfeld and Tomlinson. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the applicable tests for independence under the applicable rules and regulations of the NYSE.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size, composition and needs of the Board of Directors and its respective committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through directors or management. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The evaluation of these candidates may be based solely upon information provided to the Nominating and Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Nominating and Corporate Governance Committee deems appropriate, including the use of third parties to review candidates.

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the committee. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance committee to perform all Board of Directors and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the Board of Directors for relevant background, experience and skills of its members.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee by submitting in writing the individual’s name and qualifications to the Secretary of the Company. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, stockholders may nominate directors for election at an annual meeting, provided the advance notice requirements set forth in the Company’s Bylaws have been met, as set forth above in “Procedure for Submitting Stockholder Proposals.”

Compensation of Directors

On June 7, 2007, our Board of Directors approved a new compensation arrangement for our non-employee directors, effective as of November 1, 2007. Under this arrangement, each director receives a fee of $12,500 per fiscal quarter. In addition, the chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee each receive an additional $5,000 per quarter, and the chair of the Audit Committee receives an additional $10,000 per quarter. Each director also receives $1,250 for attendance at each special Board meeting and each regular or special committee meeting. The Lead Independent Director also receives a fee of $15,000 per year.

Upon appointment or election, new directors receive an initial option to purchase 15,000 shares of Common Stock and 5,000 restricted stock units. The initial option grant vests over four years, with 25% vesting after one year and the balance vesting on a monthly pro rata basis over the remaining period. The initial restricted stock unit grant vests over four years, with 25% vesting after one year and the balance vesting on a quarterly pro rata basis over the remaining period. All options and restricted stock units will vest immediately in the event of a change of control. Beginning after the first year of service on the Board, each director receives a grant of 1,500 fully-vested shares of Common Stock for service during the preceding quarter. All equity grants will be made pursuant to our 2004 Outside Directors Stock Plan.

We reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with attending Board and committee meetings.

From February 1, 2007 (or for directors who joined the Board prior to the Company’s initial public offering, the date following the full vesting of such director’s initial option grant, whichever is later) to October 31, 2007, a different compensation arrangement for non-employee directors was in place. Under this prior arrangement, each director received $1,250 for attendance at each Board and committee meeting, such meeting fees not to exceed $25,000 per year per director. In addition, the chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee each received an additional $5,000 per quarter, and the chair of the Audit Committee received an additional $10,000 per quarter.

Under this prior arrangement, new non-employee directors received an initial option to purchase 50,000 shares of Common Stock pursuant to the Company’s 2004 Outside Directors Stock Plan upon appointment or election. This initial option grant vested over four years, with 25% vesting after one year and the balance vesting on a monthly pro rata basis over the remaining period. All options would have vested immediately in the event of a change of control. Also, beginning after the first year of service on the Board, each outside director received a grant of 2,500 fully-vested shares of Common Stock for service during the preceding quarter.

Under this prior arrangement, the Company also reimbursed its non-employee directors for travel, lodging and other reasonable expenses incurred in connection with attending Board and committee meetings.

The following table sets forth information concerning the compensation earned during fiscal 2008 by our Board of Directors:

DIRECTOR COMPENSATION FOR FISCAL 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marc Benioff (3)	—	—		—		—	—	—	—
Craig Conway	28,750	447,875	(4)	125,965	(5)	—	—	—	602,590
Alan Hassenfeld	17,500	—	(6)	244,875	(7)	—	—	—	262,375
Craig Ramsey	45,000	334,350	(8)	12,531	(9)	—	—	—	391,881
Sanford Robertson	42,500	131,200	(10)	160,940	(11)	—	—	—	334,640
Stratton Sclavos	20,000	447,875	(12)	—	(13)	—	—	—	467,875
Lawrence Tomlinson	62,500	231,550	(14)	33,453	(15)	—	—	—	327,503
Maynard Webb	22,500	131,200	(16)	182,284	(17)	—	—	—	335,984
Shirley Young	30,000	447,875	(18)	137,660	(19)	—	—	—	615,535

(1)	Stock awards consist solely of stock grants of fully vested Company common stock. Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2008 for stock awards granted in fiscal 2008, as determined pursuant to FAS 123R. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for fiscal 2008 filed with the SEC on February 29, 2008.
(2)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2008 for option awards as determined pursuant to FAS 123R, excluding estimated forfeitures. These compensation costs reflect option awards granted in and prior to fiscal 2008. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for fiscal years 2005, 2006, 2007 and 2008 filed with the SEC on March 25, 2005, March 15, 2006, March 9, 2007 and February 29, 2008, respectively.

(3)	Mr. Benioff’s compensation as Chief Executive Officer and Chairman of the Board is reflected under “Executive Compensation and Other Matters—Summary Compensation Table” elsewhere in this Proxy Statement, and he receives no separate compensation as a Director. At the end of fiscal 2008, Mr. Benioff did not have any stock awards or option awards outstanding.
(4)	During fiscal 2008, Mr. Conway received stock awards for 2,500 shares of common stock on February 1, 2007, May 1, 2007, August 1, 2007 and November 27, 2007, with a grant date fair value of $113,525, $102,800, $100,350 and $131,200, respectively. At the end of fiscal 2008, Mr. Conway had no stock awards outstanding.
(5)	Represents the compensation costs recognized by the Company in fiscal 2008 for a stock option grant to Mr. Conway with the following fair value as of the grant date: $503,860 for a stock option grant to purchase 50,000 shares of common stock made on October 6, 2005 at an exercise price of $23.05 per share. At the end of fiscal 2008, Mr. Conway had options to purchase 26,000 shares outstanding under this grant.
(6)	At the end of fiscal 2008, Mr. Hassenfeld had no stock awards outstanding.
(7)	Represents the compensation costs recognized by the Company in fiscal 2008 for a stock option grant to Mr. Hassenfeld with the following fair value as of the grant date: $1,121,140 for a stock option grant to purchase 200,000 shares of common stock made on December 15, 2003 at an exercise price of $8.00 per share. At the end of fiscal 2008, Mr. Hassenfeld had options to purchase 100,000 shares outstanding under this grant.
(8)	During fiscal 2008, Mr. Ramsey received stock awards for 2,500 shares of common stock on May 1, 2007, August 1, 2007 and November 27, 2007, with a grant date fair value of $102,800, $100,350 and $131,200, respectively. At the end of fiscal 2008, Mr. Ramsey had no stock awards outstanding.
(9)	Represents the compensation costs recognized by the Company in fiscal 2008 for a stock option grant to Mr. Ramsey with the following fair value as of the grant date: $517,890 for a stock option grant to purchase 300,000 shares of common stock made on March 5, 2003 at an exercise price of $2.50 per share. At the end of fiscal 2008, Mr. Ramsey had no stock options outstanding.
(10)	During fiscal 2008, Mr. Robertson received a stock award for 2,500 shares of common stock on November 27, 2007, with a grant date fair value of $131,200. At the end of fiscal 2008, Mr. Robertson had no stock awards outstanding.
(11)	Represents the compensation costs recognized by the Company in fiscal 2008 for a stock option grant to Mr. Robertson with the following fair value as of the grant date: $939,120 for a stock option grant to purchase 300,000 shares of common stock made on October 7, 2003 at an exercise price of $4.00 per share. At the end of fiscal 2008, Mr. Robertson had options to purchase 200,000 shares outstanding under this grant.
(12)	During fiscal 2008, Mr. Sclavos received stock awards for 2,500 shares of common stock on February 1, 2007, May 1, 2007, August 1, 2007 and November 27, 2007, with a grant date fair value of $113,525, $102,800, $100,350 and $131,200, respectively. At the end of fiscal 2008, Mr. Sclavos had no stock awards outstanding.
(13)	At the end of fiscal 2008, Mr. Sclavos had no stock options outstanding.
(14)	During fiscal 2008, Mr. Tomlinson received stock awards for 2,500 shares of common stock on August 1, 2007 and November 27, 2007, with a grant date fair value of $100,350 and $131,200, respectively. At the end of fiscal 2008, Mr. Tomlinson had no stock awards outstanding.
(15)	Represents the compensation costs recognized by the Company in fiscal 2008 for a stock option grant to Mr. Tomlinson with the following fair value as of the grant date: $523,980 for a stock option grant to purchase 300,000 shares of common stock made on May 2, 2003 at an exercise price of $2.50 per share. At the end of fiscal 2008, Mr. Tomlinson had options to purchase 70,000 shares outstanding under this grant.
(16)	During fiscal 2008, Mr. Webb received a stock award for 2,500 shares of common stock on November 27, 2007, with a grant date fair value of $131,200. At the end of fiscal 2008, Mr. Webb had no stock awards outstanding.

(17)	Represents the compensation costs recognized by the Company in fiscal 2008 for a stock option grant to Mr. Webb with the following fair value as of the grant date: $730,730 for a stock option grant to purchase 50,000 shares of common stock made on September 7, 2006 at an exercise price of $33.37 per share. At the end of fiscal 2008, Mr. Webb had options to purchase 50,000 shares outstanding under this grant.
(18)	During fiscal 2008, Ms. Young received stock awards for 2,500 shares of common stock on February 1, 2007, May 1, 2007, August 1, 2007 and November 27, 2007, with a grant date fair value of $113,525, $102,800, $100,350 and $131,200, respectively. At the end of fiscal 2008, Ms. Young had no stock awards outstanding.
(19)	Represents the compensation costs recognized by the Company in fiscal 2008 for a stock option grant to Ms. Young with the following fair value as of the grant date: $550,640 for a stock option grant to purchase 50,000 shares of common stock made on October 25, 2005 at an exercise price of $25.19 per share. At the end of fiscal 2008, Ms. Young had options to purchase 50,000 shares outstanding under this grant.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Ernst & Young LLP has audited our financial statements for the period from inception (February 3, 1999) to the fiscal year ended January 31, 2008. We expect representatives of Ernst & Young LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Engagement Letter and Fee Disclosure

In connection with the audit of the fiscal 2008 financial statements, our Audit Committee entered into an engagement agreement with Ernst & Young LLP which sets forth the terms of Ernst & Young’s audit engagement. Among other things, the agreement is subject to alternative dispute resolution procedures and a mutual exclusion of punitive damages.

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2008 and 2007.

	Fiscal 2008	Fiscal 2007
Audit Fees (1)	$3,976,000	$2,920,000
Audit-Related Fees (2)	160,000	298,000
Tax Fees (3)	—	145,000
All Other Fees	—	—

Total	$4,136,000	$3,363,000

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of the quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Audit Fees also consist of fees for the attestation of internal control and management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for accounting advice and consultations regarding our compliance with Section 404 the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee uses the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided by Ernst & Young LLP. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the chair of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The chair of the Audit Committee reports any such action taken to the Audit Committee at the next Audit Committee meeting.

All Ernst & Young LLP services and fees in fiscal 2008 were approved in advance by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Shares that are voted “abstain” are treated as the same as voting against this proposal; broker “non-votes” will have no effect on this proposal.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

PROPOSAL 3

APPROVAL OF THE AMENDED AND RESTATED EQUITY INCENTIVE PLAN TO ELIMINATE THE ANNUAL AUTOMATIC SHARE REPLENISHMENT FROM SUCH PLAN AND INCREASE SHARES RESERVED FOR ISSUANCE UNDER SUCH PLAN

We are asking our stockholders to approve amending our 2004 Equity Incentive Plan (the “Equity Plan”) to eliminate the annual automatic share replenishment under such plan and increase the number of shares of common stock of the Company reserved for issuance under such plan by an incremental 7,500,000 shares. Our Board of Directors has approved the amendment and restatement of the Equity Plan, subject to stockholder approval at the Annual Meeting. Stockholder approval of the Equity Plan requires the affirmative vote of a majority of the outstanding shares of common stock that are present in person or by proxy and entitled to vote on the proposal at the meeting.

If stockholders approve amending and restating the Equity Plan by approving both this proposal and Proposal No. 4, the amended and restated Equity Plan will replace the current version of the Equity Plan. If stockholders approve either Proposal No. 3 or Proposal No. 4, the current version of the Equity Plan will be amended and restated to the extent as the approved proposal provides. If stockholders reject both Proposal No. 3 and Proposal No. 4, the current version of the Equity Plan will remain in effect.

Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the Equity Plan. The remainder of this discussion, when referring to the Equity Plan, refers to the amended and restated Equity Plan as if both this proposal and Proposal No. 4 are approved by our stockholders, unless otherwise specified or the context otherwise references the Equity Plan prior to amendment and restatement.

Eliminating the Annual Automatic Share Replenishment under the Equity Plan and Increasing the Number of Shares Reserved for Issuance under Such Plan

The Equity Plan was initially adopted by the Board of Directors in December 2003 and approved by our stockholders in February 2004. As of the date of this Proxy Statement, as described in more detail below under “Description of the Equity Plan—Shares Subject to the Equity Plan,” 22,000,000 shares are authorized for issuance under the Equity Plan, including options currently outstanding and available for issuance.

The Equity Plan has included an annual automatic share replenishment feature since our stockholders approved the plan in 2004. As currently in effect, the total number of shares of our common stock authorized and reserved for issuance under the Equity Plan will continue to increase on February 1, 2009 and each February 1 thereafter, through 2013, by the lesser of (i) three and one half percent of our outstanding shares of common stock as of the immediately preceding January 31, (ii) 3,500,000 shares, or (iii) a lesser amount determined by the Board. Therefore, as a result of the automatic share replenishment, assuming that 3,500,000 shares are added to the plan each February 1 for the next five years, an additional 17,500,000 shares would be authorized for issuance under the Equity Plan. This also assumes that during the remaining six-year term of the Equity Plan the number of our outstanding shares of common stock does not decrease and the Board does not choose to have a lesser amount of shares reserved under the Equity Plan. Therefore, prior to giving effect to the increase requested in this Proposal No. 3, a total of 39,500,000 shares would be authorized over the ten-year life of the Equity Plan.

The Board believes that this number is not sufficient in view of the Company’s compensation structure and strategy over the remaining six years of the Equity Plan. The Board has concluded that the Company’s ability to maintain its growth pattern by attracting, retaining and motivating top quality management and employees is material to the Company’s continued success and will be enhanced by the Company’s continued ability to grant equity compensation. The Board believes that the interests of the Company and its stockholders will be advanced if the Company can continue to offer its employees the opportunity to acquire or increase their proprietary interests in the Company. The Board believes that the availability of an additional 7,500,000 shares of our common stock to be added to the Equity Plan will ensure that the Company continues to have a sufficient number of shares of common stock authorized for issuance under the Equity Plan during its current term.

The Board has determined to remove the annual automatic share replenishment feature from the Equity Plan and seek stockholder approval for the addition to the Equity Plan of 17,500,000 shares that would have been authorized pursuant to the annual automatic share replenishment plus an incremental 7,500,000 shares because the Board believes that the increase will provide a sufficient number of shares under the Equity Plan over its remaining six-year life. In the event that more shares are required for the Equity Plan, the prior approval of our stockholders will be required.

If stockholders approve this proposal, the total number of shares of our common stock authorized and reserved for issuance under the Equity Plan will be 47,000,000 shares over the life of the Equity Plan and the annual automatic share replenishment feature will be eliminated from the Equity Plan. However, if this proposal is rejected by stockholders, the total number of shares of our common stock authorized and reserved for issuance under the Equity Plan will remain at 22,000,000 plus the increase by the annual automatic replenishment that is currently in effect as described above, which will result in an addition of a total of 17,500,000 shares (3,500,000 shares each year) during the remaining six-year term of the Equity Plan, for a total of 39,500,000 over the life of the Equity Plan.

We strongly believe that the approval of the Equity Plan is essential to our continued success. The Board believes that equity awards in meaningful amounts motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in the Company, and provide an effective means of recognizing employee contributions to the success of the Company. The Board believes that equity awards are a competitive necessity in the environment in which we operate, and are essential to our continued success at recruiting and retaining the highly qualified technical and other key personnel who help the Company meet its goals, as well as rewarding and encouraging current employees. The Board believes that the ability to continue to grant meaningful equity awards will be important to the future success of the Company.

Description of the Equity Plan

The following paragraphs provide a summary of the principal features of the amended and restated Equity Plan and its operation after giving effect to the stockholder approvals of both this Proposal No. 3 and Proposal No. 4, except as otherwise noted. The amended and restated Equity Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the Equity Plan.

Purpose.    The Equity Plan is intended to make available incentives that will assist us to attract, retain and motivate employees whose contributions are essential to our success. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, and performance units (individually, an “Award”). The amended and restated Equity Plan is also intended to permit us to grant Awards that qualify as performance-based compensation under Section 162(m).

Shares Subject to Equity Plan.    As of the date of this Proxy Statement, the number of shares authorized for issuance under the Equity Plan and the date of authorization were as follows:

Date	Number of Shares Authorized
March 1, 2004 (Inception)	4,000,000
February 1, 2005	5,000,000
February 1, 2006	5,000,000
February 1, 2007	4,000,000
February 1, 2008	4,000,000

Total:	22,000,000

A total of 4,000,000 shares of our common stock were initially authorized and reserved for issuance under the Equity Plan at its inception in 2004. This authorization automatically increased each year by the number of shares set forth in the table above based on a pre-determined formula included in the Equity Plan.

As currently in effect, the total number of shares of our common stock authorized and reserved for issuance under the Equity Plan will continue to increase on each February 1 through 2013 by the lesser of (i) three and one half percent of our outstanding shares of common stock as of the immediately preceding January 31, (ii) 3,500,000 shares, or (iii) a lesser amount determined by the Board.

If stockholders approve this proposal, the total number of shares of our common stock authorized and reserved for issuance under the Equity Plan over its entire life will be 47,000,000, reflecting (i) the 22,000,000 shares currently authorized, (ii) the elimination of the annual automatic share replenishment feature from the Equity Plan and, in lieu thereof, the approval of 17,500,000 shares that would have been authorized pursuant to the annual automatic share replenishment, and (iii) the approval of an incremental 7,500,000 shares. However, if stockholders reject this proposal, the total number of shares of our common stock authorized and reserved for issuance under the Equity Plan will continue to increase by the annual automatic replenishment that is currently in effect as described above.

As of February 1, 2008, 10,966,406 shares of our common stock were subject to Awards currently outstanding under the Equity Plan and 7,831,477 shares of our common stock remained available for issuance, subject to increase pursuant to the annual automatic share replenishment feature currently in effect.

While an increase of the number of shares authorized and reserved for issuance under the Equity Plan (except for the automatic increase described above) requires stockholder approval, the Board of Directors may elect to reduce, without obtaining stockholder approval, the number of additional shares authorized in any year. Appropriate adjustments will be made in the number of authorized shares and in outstanding Awards to prevent dilution or enlargement of participants’ rights in the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other change in our capital structure that is effected without receipt of consideration by the Company. Shares subject to Awards which expire or are cancelled or forfeited will again become available for issuance under the Equity Plan. The shares available will not be reduced by Awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by tender of previously owned shares will be deducted from the shares available under the Equity Plan.

Administration.    The administrator of our Equity Plan will generally be the Compensation Committee, although the Board of Directors may delegate to one or more of our officers authority, subject to limitations specified by the Equity Plan and the Board of Directors, to grant Awards to employees who are neither officers nor directors. Subject to the provisions of the Equity Plan, the Compensation Committee (or a delegate of the Board of Directors) determines in its discretion the persons to whom and the times at which Awards are granted, the types and sizes of such Awards, and all of their terms and conditions. All Awards must be evidenced by a written agreement between us and the participant. The Compensation Committee may amend, cancel or renew any Award, waive any restrictions or conditions applicable to any Award, and accelerate, continue, extend or defer the vesting of any Award. The Compensation Committee has the authority to construe and interpret the terms of the Equity Plan and Awards granted under it.

Eligibility.    Awards may be granted under the Equity Plan to our employees, including officers, directors, or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. While we grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and performance units to any eligible participant. The actual number of individuals who will receive an Award under the Equity Plan cannot be determined in advance because the Compensation Committee has the discretion to select the participants.

Stock Options.    The Compensation Committee may grant nonstatutory stock options, “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code (the “Code”), or any combination of these. The number of shares of our common stock covered by each option will be determined by the Compensation Committee. However, during any fiscal year of the Company, no participant may be granted options (or freestanding stock appreciation rights) covering more than 5,000,000 shares, except that a participant may be granted options (or freestanding stock appreciation rights) covering an additional 2,000,000 shares during the fiscal year in which the participant first becomes an employee of the Company.

The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. Any incentive stock option granted to a person who owns stock possessing more than 10 percent of the total combined voting power of all classes of our stock or of any parent or subsidiary corporation must have an exercise price equal to at least 110 percent of the fair market value of a share of our common stock on the date of grant and a term not exceeding five years. In addition, the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year may not exceed $100,000. The term of all options other than any incentive stock option granted to a person who owns stock possessing more than 10 percent of the total combined voting power of all classes of our stock or of any parent or subsidiary corporation may not exceed five years.

Options vest and become exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee. Unless a longer period is provided by the Compensation Committee, an option generally will remain exercisable for ninety days following the participant’s termination of service, except that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for one year, but in any event not beyond the expiration of its term.

The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Compensation Committee also may permit payment through the tender of shares of our common stock that are already owned by the participant, through cashless exercise, by such other consideration as may be approved by the Compensation Committee from time to time to the extent permitted by applicable law, or by any combination thereof. At the time of exercise, a participant must pay any taxes that the Company is required to withhold.

Stock Appreciation Rights.    A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the Award and the date of its exercise. We may pay the appreciation either in cash or in shares of our common stock. We may make this payment in a lump sum, or payment may be deferred in accordance with the terms of the participant’s Award agreement. The Compensation Committee may grant stock appreciation rights under the Equity Plan in tandem with a related stock option or as a freestanding Award; provided, however, during any fiscal year of the Company, no participant may be granted freestanding stock appreciation rights (or options) covering more than 5,000,000 shares, except that a participant may be granted freestanding stock appreciation rights (or options) covering an additional 2,000,000 shares during the fiscal year in which the participant first becomes an employee of the Company. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Compensation Committee. The maximum term of any stock appreciation right granted under the Equity Plan is five years.

Restricted Stock Awards.    The Compensation Committee may grant Awards of restricted stock under the Equity Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase our common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to us. During any fiscal year of the Company, no participant may be granted Awards of restricted stock and/or restricted stock units (or performance shares) covering more than 2,500,000 shares, except that a participant may be granted Awards of restricted stock and/or restricted stock units (or performance shares) covering an additional 1,000,000 shares during the fiscal year in which the participant first becomes an employee of the Company.

The Compensation Committee determines the purchase price payable under restricted stock purchase Awards, which may be less than the then current fair market value of our common stock. Awards of restricted stock may vest subject to the attainment of performance goals similar to those described below or satisfaction of certain service-based or other vesting conditions as the Compensation Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise determined by the Compensation Committee, a participant will forfeit any unvested shares upon voluntary or involuntary termination of service with us for any reason, including death or disability. Except as otherwise provided in the Equity Plan or Award agreement, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original Award.

Restricted Stock Units.    Restricted stock units granted under the Equity Plan represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s Award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the Award, the consideration for which is furnished in the form of the participant’s services to us. The Compensation Committee may grant restricted stock units subject to the attainment of performance goals similar to those described below, or may make the Awards subject to service-based and other vesting conditions. During any fiscal year of the Company, no participant may be granted Awards of restricted stock units and/or restricted stock (or performance shares) covering more than 2,500,000 shares, except that a participant may be granted Awards of restricted stock units and/or restricted stock (or performance shares) covering an additional 1,000,000 shares during the fiscal year in which the participant first becomes an employee of the Company.

Deferred Compensation Awards.    The Equity Plan also authorizes the Compensation Committee to establish a deferred compensation award program under which selected participants may elect to receive fully vested stock units in lieu of compensation otherwise payable in cash or in lieu of cash or shares of stock otherwise issuable upon the exercise of stock options or stock appreciation rights or vesting of performance shares or performance units. Participants have no voting rights or rights to receive cash dividends with respect to Awards of restricted stock units until shares of common stock are issued in settlement of such Awards. However, the Compensation Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Shares and Performance Units.    The Compensation Committee may grant performance shares and performance units under the Equity Plan, which are Awards that will result in a payment to a participant only if specified performance goals are achieved during a specified performance period. Awards of performance shares are denominated in shares of our common stock, while Awards of performance units are denominated in dollars. In granting an Award of performance shares or units, the Compensation Committee establishes the applicable performance goals based on one or more measures of business performance enumerated in the Equity Plan and described in the performance goal section below.

For each full fiscal year of the Company contained in the performance period for an Award of performance shares, no participant may be granted performance shares (or Awards of restricted stock and/or restricted stock units) which could result in the participant receiving more than 2,500,000 shares, except that a participant may be granted Awards of performance shares (or Awards of restricted stock and/or restricted stock units) which could result in the participant receiving an additional 1,000,000 shares during the fiscal year in which the participant first becomes an employee of the Company. For each full fiscal year of the Company contained in the performance period for an Award of performance units, no participant may be granted performance units which could result in the participant receiving more than $15,000,000, except that a participant may be granted Awards of performance units which could result in the participant receiving an additional $5,000,000 during the fiscal year in which the participant first becomes an employee of the Company. Further, no participant may be granted more that one performance-based Award for the same performance period.

To the extent earned, Awards of performance shares and units may be settled in cash, shares of our common stock or any combination thereof. Payments may be made in a lump sum or on a deferred basis. If payments are to be made on a deferred basis, the Compensation Committee may provide for the payment of dividend equivalents or interest during the deferral period. Unless otherwise determined by the Compensation Committee, if a participant’s service terminates due to death or disability prior to completion of the applicable performance period, the final Award value is determined at the end of the period on the basis of the performance goals attained during the entire period, but payment is prorated for the portion of the period during which the participant remained in service. Except as otherwise provided by the Equity Plan, if a participant’s service terminates for any other reason, the participant’s performance shares or units are forfeited.

Performance Goals.    The Compensation Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award, including but not limited to performance shares and performance units. If the Compensation Committee desires that an Award qualify as performance-based compensation under Section 162(m) (discussed below), then, at the Compensation Committee’s discretion, one or more of the following performance goals may apply: revenue, gross margin, operating margin, operating profit or net operating profit, pre-tax profit, earnings (which may include earnings before interest, taxes and depreciation, earnings before taxes and net earnings), net income, cash flow (including operating cash flow or free cash flow), expenses, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on assets or net assets, return on equity, return on investment, economic value added, number of customers, stock price, growth in stockholder value relative to the moving average on the S&P 500 Index or another index, market share, contract awards or backlog, overhead or other expense reduction, credit rating, objective customer indicators, new product invention or innovation, attainment of research and development milestones, and improvements in productivity. Unless otherwise determined by the Compensation Committee at the time of establishment of the performance goals applicable to an Award, the performance measures shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Award subject to performance goals and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Compensation Committee, occurring after the establishment of the performance goals applicable to the Award.

Change in Control.    In the event of a change in control, the acquiring or successor entity may assume all stock options and stock appreciation rights outstanding under the Equity Plan or substitute substantially equivalent options and stock appreciation rights. If the outstanding stock options and stock appreciation rights are not assumed by the acquiring or successor entity, then all unexercised portions of such outstanding Awards will terminate and cease to be outstanding effective as of the time of consummation of the change in control. Alternatively, the Compensation Committee may provide for the cancellation of outstanding stock options or stock appreciation rights in exchange for a payment in cash, stock or other property having a value equal to the difference between the exercise price of the Award and the consideration payable in the change in control transaction with respect to the number of vested shares subject to the Award. The Compensation Committee may provide in any Award agreement for the acceleration of the vesting and settlement of any Award, including options, SARs, restricted stock, restricted stock units, performance shares and performance units, in connection with a change in control upon such conditions and to such extent as the Compensation Committee determines.

Transferability.    Awards granted under the Equity Plan shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the participant or the participant’s beneficiary, except transfer by will or by the laws of descent and distribution. However, the Compensation Committee may permit, in its discretion, and as set forth in the Award agreement evidencing a nonstatutory stock option, that such option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933.

Amendment and Termination.    The Equity Plan shall continue in effect until the earlier of its termination by the Board of Directors or the date on which all of the shares of our common stock available for issuance under the Equity Plan have been issued and all restrictions on such shares under the terms of the Equity Plan and the agreements evidencing Awards granted under the Equity Plan have lapsed. However, no Awards shall be granted under the Equity Plan after the tenth anniversary of the Equity Plan’s effective date.

In addition, the Compensation Committee may amend, suspend or terminate the Equity Plan at any time, provided that without stockholder approval, the Equity Plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options or effect any other change that would require stockholder approval under any applicable law or listing rule. Amendment, suspension or termination of the Equity Plan may not adversely affect any outstanding Award without the consent of the participant, unless such amendment, suspension or termination is necessary to comply with applicable law.

Certain United States Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Equity Plan. Tax consequences for any particular individual may be different.

The following discussion assumes that the fair market value of our common stock on the date of exercise is greater than the per share exercise price.

Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards, Restricted Stock Units, Performance Shares and Performance Units.    A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares, or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to a substantial risk of forfeiture. However, the recipient of an Award of restricted stock may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares on the date the Award is granted).

Deferred Compensation Awards.    Participants who elect to participate in a deferred compensation program established by the Compensation Committee will receive fully vested stock units payable at a later date or upon certain events. Such participants will recognize ordinary income at the time of payout in the same amounts as described above. If the participant receives shares, any additional gain or loss recognized upon later disposition of the shares is capital gain or loss.

Section 409A.    Section 409A of the Code contains certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Equity Plan with a deferral feature, including Awards granted under a deferred compensation program established by the Compensation Committee, will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the Equity Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and to each of its three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Equity Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The Equity Plan has been designed to permit the Compensation Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT, EXERCISE AND/OR VESTING OF AWARDS UNDER THE EQUITY PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Awards to be Granted to Certain Individuals and Groups

The number of Awards (if any) that an employee, director or consultant may receive under the Equity Plan is in the discretion of the Compensation Committee and therefore cannot be determined in advance. Our executive officers and directors have an interest in this proposal because they are eligible to receive Awards under the Equity Plan. To date, only stock options and restricted stock units have been granted under the Equity Plan.

Summary

We believe strongly that the additional shares requested in this Proposal 3 will allow us to continue to attract and retain outstanding and highly skilled individuals to work for the Company and serve on our Board of Directors. We believe the amended and restated Equity Plan is vital to our ongoing success.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amended and restated 2004 Equity Incentive Plan to eliminate the annual automatic share replenishment under such plan and increase the number of shares of common stock of the Company reserved for issuance under such plan by an incremental 7,500,000 shares. Shares that are voted “abstain” are treated as the same as voting against this proposal; broker “non-votes” will have no effect on this proposal.

The Board of Directors Recommends a Vote “For” Approval of the Proposal to Amend and Restate the 2004 Equity Incentive Plan to Eliminate the Annual Automatic Share Replenishment from Such Plan and Increase the Number of Shares Reserved for Issuance under Such Plan.

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED EQUITY INCENTIVE PLAN FOR COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

We are also asking our stockholders to approve amending the Equity Plan to enable incentive compensation under such plan to qualify as deductible “performance based compensation” within the meaning of Section 162(m) of the Code. Our Board of Directors has approved the amendment and restatement of the Equity Plan, subject to stockholder approval at the Annual Meeting. Stockholder approval of the Equity Plan requires the affirmative vote of a majority of the outstanding shares of common stock that are present in person or by proxy and entitled to vote on the proposal at the meeting.

If stockholders approve amending and restating the Equity Plan by approving both this proposal and Proposal No. 3, the amended and restated Equity Plan will replace the current version of the Equity Plan. If stockholders approve either Proposal No. 3 or Proposal No. 4, the current version of the Equity Plan will be amended and restated to the extent as the approved proposal provides. If stockholders reject both Proposal No. 3 and Proposal No. 4, the current version of the Equity Plan will remain in effect.

Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the Equity Plan. The remainder of this discussion, when referring to the Equity Plan, refers to the amended and restated Equity Plan unless otherwise specified or the context otherwise references the Equity Plan prior to amendment and restatement.

Please refer to the section under the caption “Description of the Equity Plan” in Proposal No. 3 of this Proxy Statement for a summary of the principal features of the amended and restated Equity Plan and its operation. The amended and restated Equity Plan is set forth in its entirety as Appendix A to this Proxy Statement. The said summary is qualified in its entirety by reference to the Equity Plan.

Internal Revenue Code Section 162(m) Performance-Based Compensation

The amended and restated Equity Plan provides us with the potential benefits to take tax deductions associated with certain executive compensation, of which stock option gains and value attributable to other types of equity awards are a significant component.

Awards granted under the Equity Plan may be designed to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code. Pursuant to Section 162(m), the Company generally may not deduct for federal income tax purposes non-performance-based compensation paid to our Chief Executive Officer, Chief Financial Officer or our three other highest paid employees (other than our Chief Executive Officer and Chief Financial Officer) to the extent that any of these persons receives more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, the Company may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For awards granted under the Equity Plan to qualify as “performance-based” compensation under Section 162(m), among other things, our stockholders must approve the material terms of the Equity Plan including the performance goals applicable to that compensation at this Annual Meeting.

A favorable vote for this proposal will allow us to deduct executive compensation in excess of $1 million to maximize the effectiveness of our executive compensation plans and provide us with potentially significant future tax benefits and associated cash flows. An unfavorable vote for this proposal would disallow any future tax deductions for executive compensation in excess of $1 million paid to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated employees (other than our Chief Executive Officer and Chief Financial Officer) pursuant to the Equity Plan.

Summary

We strongly believe that the approval of the Equity Plan is important to our continued success. A favorable vote for this proposal will allow us to deduct executive compensation in excess of $1 million to maximize the effectiveness of our executive compensation plans and provide us with potentially significant future tax benefits and associated cash flows.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amended and restated 2004 Equity Incentive Plan to receive a federal income tax deduction for certain compensation paid under the such plan. Shares that are voted “abstain” are treated as the same as voting against this proposal; broker “non-votes” will have no effect on this proposal.

The Board of Directors Recommends a Vote “For” Approval of the Proposal to Amend and Restate the 2004 Equity Incentive Plan for Compliance with Internal Revenue Code Section 162(m).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2008 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Except as set forth below, the address of each stockholder listed in the following table is salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105. Applicable percentage ownership in the following table is based on 120,023,536 shares of common stock outstanding as of March 31, 2008:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
FMR LLC. (1)	17,714,971	14.76%
82 Devonshire Street, Boston, Massachusetts 02109
Sands Capital Management, LLC (2)	9,908,872	8.26%
1101 Wilson Boulevard, Arlington, Virginia 22209
The TCW Group, Inc., on behalf of the TCW Business Unit (3)	9,142,366	7.62%
865 South Figueroa Street, Los Angeles, California 90017
AXA Financial, Inc. (4)	6,384,337	5.32%
1290 Avenue of the Americas, New York, New York 10104

Directors and Executive Officers
Marc Benioff (5)	14,341,006	11.95%
Steve Cakebread (6)	555,819	*
Craig Conway (7)	20,391	*
Parker Harris (8)	832,797	*
Alan Hassenfeld (9)	101,500	*
Kenneth Juster (10)	121,817	*
Craig Ramsey (11)	1,015,324	*
Sanford R. Robertson (12)	204,000	*
Stratton Sclavos	54,000	*
Jim Steele (13)	360,052	*
Larry Tomlinson (14)	70,000	*
Maynard Webb (15)	24,833	*
Shirley Young (16)	57,291	*
All current executive officers and directors as a group (18 persons) (17)	18,036,530	14.84%

*	Less than 1%.
(1)

Based solely upon a Schedule 13G/A filed with the SEC on February 14, 2008 by FMR LLC, formally known as FMR Corp., on behalf of itself, Fidelity Management & Research Company (a wholly-owned subsidiary of FMR LLC), Fidelity Growth Company Fund (one of the investment companies to which Fidelity Management & Research Company acts as investment advisor), Strategic Advisers, Inc. (a wholly-owned subsidiary of FMR LLC), and Pyramis Global Advisors Trust Company (an indirect wholly-owned subsidiary of FMR LLC). According to the Schedule 13G/A, of 17,714,971 shares, as of December 31, 2007, 17,711,834 shares were held by Fidelity Management & Research Company (of which, 11,779,994 shares were held by Fidelity Growth Company Fund), 137 shares were held by Strategic Advisers, Inc., and 3,000 shares were held by Pyramis Global Advisors Trust Company. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, Pyramis Global Advisors Trust Company, each has sole power to dispose of the 17,711,834 shares owned by Fidelity Management & Research Company and the 3,000 shares owned by Pyramis Global Advisors Trust Company, respectively.

(2)	Based solely upon a Schedule 13G filed with the SEC on February 14, 2008 by Sands Capital Management, LLC, reporting beneficiary ownership as of December 31, 2007.
(3)	Based solely upon a Schedule 13G/A filed with the SEC on April 10, 2008 by The TCW Group, Inc., on behalf of the TCW Business Unit, reporting beneficiary ownership as of March 31, 2008.
(4)	Based solely upon a Schedule 13G filed with the SEC on February 14, 2008 by AXA Financial, Inc. on behalf of itself and its affiliates, namely, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA. According to the Schedule 13G, of 6,384,337 shares, as of December 31, 2007, 3,232 shares were held by AXA Investment Managers Paris (France) (an affiliate of AXA), 24,000 shares were held by AXA Framlington (an affiliate of AXA), 6,240,477 shares were held by AllianceBernstein LP (a subsidiary of AXA Financial, Inc.), and 116,628 shares were held by AXA Equitable Life Insurance Company (a subsidiary of AXA Financial, Inc.).
(5)	All shares held in the Marc R. Benioff Revocable Trust.
(6)	Includes 376,277 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, of which 376,276 will be vested shares and 1 will be an unvested share. Includes 208 restricted stock units to vest within 60 days of March 31, 2008. Also includes 730 shares held by a family member.
(7)	Includes 6,291 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, all of which will be vested.
(8)	Includes 28,338 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, all of which will be vested. Includes 417 restricted stock units to vest within 60 days of March 31, 2008. Includes 802,979 shares held in various trusts.
(9)	Includes 100,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, all of which will be vested.
(10)	Includes 120,333 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, of which 80,749 will be vested shares and 39,584 will be unvested shares. Includes 417 restricted stock units to vest within 60 days of March 31, 2008.
(11)	Includes 128,024 shares held by a family member.
(12)	Includes 200,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, of all of which will be vested.
(13)	Includes 352,432 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, all of which will be vested. Includes 416 restricted stock units to vest within 60 days of March 31, 2008. Also includes 5,500 shares held in trust for a family member.
(14)	Includes 70,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, all of which will be vested.
(15)	Includes 20,833 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, all of which will be vested.
(16)	Includes 32,291 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, all of which will be vested.
(17)	Includes 1,527,499 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2008, of which 1,445,726 will be vested shares and 81,773 will be unvested shares. Also includes 2,969 restricted stock units to vest within 60 days of March 31, 2008.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain five compensation plans that provide for the issuance of our Common Stock to our officers and other employees, directors and consultants. These consist of the 1999 Stock Option Plan, as amended, (the “1999 Stock Option Plan”), the Equity Plan, as described in detail above under Proposals No. 3 and 4, the 2004 Outside Directors Stock Plan, as amended (the “2004 Outside Directors Stock Plan”) and the 2004 Employee Stock Purchase Plan, which have been approved by stockholders. We also maintain the 2006 Inducement Equity Incentive Plan, which has not been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of January 31, 2008:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	15,010,627	(2)	$27.78	6,811,977	(3)
Equity compensation plans not approved by security holders	116,008	(4)	$34.77	217,810

Total	15,126,635		$27.83	7,029,787

(1)	The weighted average exercise price of outstanding options, warrants and rights includes the purchase price of $0.01 per restricted stock unit.
(2)	Consists of option grants granted under the 1999 Stock Option Plan and 2004 Outside Directors Stock Plan as well as option grants and restricted stock units granted under the 2004 Equity Incentive Plan.
(3)	Consists of the 1999 Stock Option Plan, the 2004 Equity Incentive Plan, the 2004 Outside Directors Stock Plan and the 2004 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan will not be implemented unless and until the Board of Directors authorizes the commencement of one or more offerings. Under the 2004 Equity Incentive Plan, the shares that are reserved for issuance are subject to automatic increase on February 1 of each year as follows: (a) in 2005 and 2006 by the lesser of 5% of our then outstanding shares of common stock or 5,000,000 shares, (b) in 2007 and 2008 by the lesser of 4% of our then outstanding shares of common stock or 4,000,000 shares, and (c) in each year from 2009 through 2013 by the lesser of 3.5% of our then outstanding shares of common stock or 3,500,000 shares. The Board of Directors may elect to reduce, but not increase without also obtaining stockholder approval, the number of additional shares authorized in any year under the 2004 Equity Incentive Plan. On February 1, 2008, the number of additional shares reserved for issuance under this automatic increase feature of the 2004 Equity Incentive Plan was 4,000,000. The 2004 Employee Stock Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on February 1 of each year beginning in 2005 and continuing through 2013 equal to the smallest of (x) 1% of our then outstanding shares of common stock, (y) 1,000,000 shares or (z) a lesser number of shares as our Board of Directors may determine.
(4)	Consists of option grants and restricted stock units granted under the 2006 Inducement Equity Incentive Plan. The material features of this plan are described below.

Material Features of the 2006 Inducement Equity Incentive Plan

In April 2006, the Board of Directors approved the 2006 Inducement Equity Incentive Plan (the “Inducement Plan”) in accordance with New York Stock Exchange Rule 303A.08. A total of 400,000 shares of common stock were reserved solely for the granting of inducement stock options, restricted stock units and other awards. As of January 31, 2008, 217,810 shares of common stock remained available for issuance under the Inducement Plan. The Inducement Plan provides for the granting of stock options with exercise prices equal to the fair market value of our Common Stock on the date of grant. Options granted under the Inducement Plan generally have a 5 year term and vest over four years, with 25% of the total shares granted vesting on the first anniversary of the date of grant and the balance vesting in equal monthly installments over the remaining 36 months. Restricted stock units granted under the Inducement Plan vest over four years, with 25% of the units vesting on the first anniversary of the date of grant and the balance vesting in equal quarterly installments over the remaining 36 months.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

This section provides information regarding our executive compensation program for Marc Benioff, our Chief Executive Officer, Steve Cakebread, our Chief Financial Officer during fiscal 2008, and Parker Harris, Kenneth Juster and Jim Steele, the three most highly-compensated individuals other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers of the Company at the end of fiscal 2008 (these executives are referred to in this Compensation Discussion and Analysis and in the subsequent compensation tables as our “Named Executive Officers”).

Compensation Objectives and Challenges

Salesforce.com’s overall compensation objective is to compensate executives and employees in a manner designed to attract and retain the caliber of people needed to manage and staff a high-growth business operation in an innovative industry. For executives, including our Named Executive Officers in particular, we align their compensation programs with the interests of our stockholders by tying a significant portion of their compensation to the performance of our stock. This has been our philosophy since the Company was founded in 1999.

We face challenges in hiring and retaining executives due to a number of factors that contribute to a relatively small pool of available executive talent. These challenges are similar to those faced by many high-growth companies. In our opinion, this makes recruiting and retaining key executives difficult, and our compensation program takes into account and seeks to address this difficulty. The challenges that we face include the following:

High Growth.    We are a high-growth company. We added approximately 530 employees during fiscal 2008, and added approximately 760 employees during fiscal 2007. We anticipate that our hiring rate will slow somewhat during the current fiscal year, but not substantially. Our revenue has also grown rapidly, as has the geographic and technical scope of our operations. Not all executives desire or are suited to manage in a high-growth environment, making the services of our existing executives more valuable and recruiting new executives more difficult.

Highly Competitive On-Demand Application Delivery Industry.    The market for on-demand enterprise business applications and development platforms is highly competitive, rapidly evolving and fragmented and is subject to changing technology, shifting customer needs and frequent introduction of new products and services. The fact that we are pioneering such an innovative and highly competitive area of business makes us a more attractive employer to some executives but a less attractive employer to others. We increased our innovation, and thus our risk and complexity, during the past several fiscal years by broadening our business beyond our historical base of providing an on-demand customer relationship management application into providing an on-demand platform upon which third parties can build applications that address business needs other than customer relationship management. The market for third-party on-demand applications and our platform is new and unproven, and it is uncertain whether the initiative will result in significant revenue for us. This may be viewed as a professional risk by some executives and may factor into their decision to join us.

Executive Background.    We seek executives with specific experience in key functional areas. We typically hire deeply-experienced managers who have operated in a high-growth environment similar to the one in which we operate. Because few technology companies have grown as quickly as we have, the number of executives with the most desirable experience is necessarily lower and these executives are more difficult to find. We have expanded our recruiting efforts both geographically and into other industries and the public sector, which leads to increased complexity in recruiting efforts and has required us to be more flexible about compensation and reimbursement of relocation expenses.

Salesforce.com Environment.    We are a demanding employer and our fast-moving, challenging culture is not always suited to the executives who comprise the talent pool from which we recruit. We have experienced some executive turnover during our nine-year existence, and we attribute much of that to our environment. Like many high-growth companies in very dynamic markets, we place extraordinary demands on executive time and attention, and this has resulted in both voluntary and involuntary executive departures. As the scope of our business has increased, the demands on our executives have grown.

Our executive compensation program, therefore, is designed principally to attract and retain executives, reward them for performing their jobs in a superior way and make certain that their interests are aligned with the interests of our stockholders. When their performance (and the performance of all of our employees) has resulted in good company performance, they see increased compensation in the form of salary increases, higher cash bonuses, more equity award grants and greater appreciation of the worth of their equity awards. Our performance to date has been very good, when measured by revenue growth, number of customers who pay for our services and stock price appreciation. If we do not perform as well in the future, executive bonuses and equity award grants may decrease to reflect that. Our executives must meet or exceed the expectations of our Chief Executive Officer and our Board of Directors or they are moved out of their positions into positions more suited for their capabilities or are terminated from employment with us. We believe that active management by the Chief Executive Officer and by our executives is the strongest tool to improve or change executive and employee performance.

Role of Compensation Committee, Outside Consultants and Benchmarking

The Compensation Committee of the Board of Directors oversees and administers the Company’s executive compensation program in accordance with the Compensation Committee Charter, which is accessible at http://www.salesforce.com/company/investor/governance/. The Compensation Committee typically meets near the beginning of each fiscal year to review the executive compensation program and establish company-wide metrics related to cash bonuses for the commencing fiscal year. In setting these target bonus amounts, the Compensation Committee reviews all components of executive officer compensation for consistency with the Company’s compensation philosophy and considers developments in compensation practices outside of the Company.

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. Since March 2005, the Compensation Committee has engaged the services of Compensia, Inc., a compensation consulting firm. Compensia provides the Compensation Committee and our Board of Directors with guidance regarding the amount and types of compensation that we provide to our executive officers, how these compare to other compensation practices and advice regarding other compensation-related matters.

Compensia attends meetings of the Compensation Committee from time to time and also communicates with the Compensation Committee outside of meetings. Compensia reports to the Compensation Committee rather than to management, although Compensia may meet with management for purposes of gathering information on proposals that management may make to the Compensation Committee. The Compensation Committee is free to replace the independent compensation consultant or hire additional consultants at any time. Compensia has not provided any other services to our company and has received no compensation other than with respect to the services described above.

The Compensation Committee uses peer group comparison and benchmarking surveys compiled by Compensia to assess the competitiveness and appropriateness of our compensation programs against a compensation peer group and other industry comparisons. The compensation peer group consists of companies against which we compete for talent and represents similar benchmark attributes. For fiscal 2008, the Compensation Committee considered compensation data based on two peer groups developed by Compensia, and based on input and direction from the Compensation Committee.

The first peer group consisted of the following software and services companies of similar size to the Company based on revenue, number of employees and market capitalization: Autodesk, Inc.; BEA Systems, Inc.

(now owned by Oracle Corporation); Business Objects SA (now owned by SAP AG); Citrix Systems, Inc.; Cognos, Inc.; Epicor Software Corporation; Hyperion Solutions Corporation (now owned by Oracle Corporation); Lawson Software, Inc.; McAfee, Inc.; Microstrategy, Inc.; Red Hat, Inc.; TIBCO Software, Inc.; and, WebEx Communications, Inc. (now owned by Cisco Systems, Inc.).

The second peer group consisted of technology companies with similar growth characteristics and market leadership positions: Adobe Systems, Inc.; Autodesk, Inc.; eBay, Inc.; Google, Inc.; Verisign, Inc.; and, Yahoo!, Inc.

Publicly-available proxy data from the aforementioned peer companies was supplemented with aggregate survey data from other technology companies with similar revenue characteristics (e.g., $250 million to $1 billion for the first peer group, and $1 billion to $3 billion for the second peer group). This survey data was provided by Radford (a division of AON Consulting, Inc.) and Buck Consultants LLC. The Compensation Committee reviews the compensation peer group and other benchmark data annually to ensure appropriateness for comparison purposes.

Role of Executive Officers in Compensation Decisions

Each of our Chief Executive Officer, Executive Vice President of Law, Policy, and Corporate Strategy and General Counsel plays a role in our compensation process. On a periodic basis, our Chief Executive Officer reviews the performance of each of the other Named Executive Officers and, based upon this review, makes recommendations to the Compensation Committee with respect to their compensation. The Chief Executive Officer considers internal pay equity issues, individual performance and Company performance in making his recommendations. The Executive Vice President of Law, Policy, and Corporate Strategy and General Counsel provide general administrative support to implement the Compensation Committee’s decisions, such as providing legal advice to the Compensation Committee and overseeing the documentation of equity plans and awards as approved by the Compensation Committee.

The Elements of Compensation and How We Determine the Amounts of These Elements

We use the following elements to compensate our executives: cash compensation in the form of salaries and cash bonuses and equity compensation in the form of stock options and restricted stock units. We believe that each of these elements is necessary to attract and retain executives in a competitive market for executive talent. Like our other employees, our Named Executive Officers participate in various employee benefit plans, including medical and dental care plans and a 401(k) plan. We do not compensate our Named Executive Officers with other perquisites or personal benefits.

Our executives have provided and continue to provide significant strategic leadership. Our business has grown exceptionally in scale and complexity during the past several years, and the leadership of our executives has been one of the keys to our success.

We look at a variety of compensation methods to attract and retain executives, and each situation has a unique blend of financial, company and personal factors. Expectations of executives and employees change over time. Prior to the initial public offering of our common stock, we were able to recruit and retain executives and employees who anticipated that they would see a substantial increase in the value of any equity compensation. After our initial public offering, we believe that we face the perception on the part of prospective executives that there is less potential appreciation in our equity compensation, despite the increase in the price of our stock following the public offering. This perception means that executives are more focused on cash compensation, and we have adjusted our compensation practices accordingly, both for executives and for employees generally. In combination with the benchmarking data described above, Compensia developed (and the Compensation Committee considers as part of its review of executive compensation) reports that provide comprehensive current and historical pay data, including salary and bonus payout history, equity holdings, current and future vested and unvested equity holdings and realized gains for each Named Executive Officer.

In addition, when determining the compensation for an executive who has been with us for a substantial amount of time, we look at what it might cost to hire that executive’s replacement. We believe that replacement cost is highly relevant to an executive’s compensation because first, it is what we would have to pay if the executive left and second, it likely approximates the executive’s own perceived value in the competitive environment for executive talent. When determining the compensation of an individual executive, we also consider the compensation of other senior executives at the Company.

Cash Compensation

Salaries.    We must offer competitive salaries to attract and retain all employees, including executives. We determine executive salaries based on two factors: comparison to the salaries paid by the companies with which we compete for talent and the overall compensation each executive might potentially receive during his or her employment with us. We believe that we pay salaries that approximate the market for the executive talent for which we compete based on compensation peer group and other benchmarking data described above. However, because we have grown rapidly, the market in which we compete for executive talent and the compensation levels have changed quickly, as well. We sometimes adjust salaries during a fiscal year if we believe that they are no longer competitive or if an executive’s or employee’s responsibilities change.

For our Named Executive Officers (other than our Chief Executive Officer as discussed below), generally we paid a base salary for fiscal 2008 of $300,000 for executives in a sales role and $400,000 for executives in an operational or administrative role. We believe that these levels of base salary meet the competitive criteria outlined above while promoting uniformity among the team of senior executives. The Compensation Committee has not made any changes to the base salaries of our Named Executive Officers for fiscal year 2009.

Bonuses.    Each executive is eligible for a cash bonus representing a percentage of his or her salary. The Compensation Committee, in consultation with our Chief Executive Officer and its outside compensation advisors, determines the target amount of executive bonuses near the start of each fiscal year. This determination is based upon level and position of the executive within the organization, with consideration given to business objectives, achievements and responsibilities. The Compensation Committee also compares the size of each executive’s bonus to the bonuses of our other executives, and, after taking into account the individual performance considerations discussed above, seek to maintain a general level of parity among the bonuses awarded to our executive officers. Cash bonuses allow us to incent certain behavior, although this is not a significant management tool at the executive level. We do not believe that variable cash compensation plays a very substantial role in improving or changing executive performance. Therefore, we intend to maintain a general level of parity among the cash compensation paid to our executive officers.

Also near the beginning of each fiscal year, the Compensation Committee, in consultation with our Chief Executive Officer, establishes a target “bonus pool” that is used to pay the bonuses of all of our employees, including our Named Executive Officers. The actual bonus pool is determined based on a formula calculated based upon our actual revenue and earnings as compared to target revenue and earnings for the relevant fiscal year. We keep this formula confidential for competitive reasons, but generally consider the revenue and earnings targets on which such formula is based to be challenging but achievable. If the actual bonus pool level exceeds or falls short of the target bonus pool level, bonus amounts are adjusted upwards or downwards accordingly, subject to a cap for the maximum bonuses.

For fiscal 2008, the target bonus for our Named Executive Officers (other than our Chief Executive Officer and Chief Financial Officer as discussed below) in a sales role was $300,000, or 100% of their base salary, and for those in an operational or administrative role was $200,000, or 50% of their base salary. For fiscal 2008, the maximum targets for these bonuses were $375,000 and $250,000, respectively. The target bonus for our Chief

Financial Officer during fiscal 2008 was $300,000, or 75% of his base salary, while his maximum target was $375,000. The maximum target amounts were based on overachievement of Company and individual performance. The actual bonus percentage may be adjusted up or down as compared to the target level, typically by no more than 20%, based on the Chief Executive Officer’s discretion in his reasonable assessment of an executive’s performance against the executive’s individual performance objectives.

The actual bonus pool level for fiscal 2008 exceeded the target bonus pool level by 10%. As a result, all of our Named Executive Officers received 110% of their target cash bonuses in fiscal 2008. For fiscal 2008, our Chief Executive Officer did not make any adjustments to the bonus amounts presented.

We have usually paid bonuses to our Named Executive Officers and employees who are not in our sales organization twice each year. After the middle of our fiscal year we pay roughly 25% of the bonus amount for which an executive is eligible. After the end of the fiscal year, we pay the remaining amount, increased or decreased based on the size of the bonus pool as compared to its target level, as well as our Chief Executive Officer’s discretion in his reasonable assessment of an executive’s performance against his or her objectives within the framework of the overall bonus program.

Equity Compensation

The Compensation Committee periodically reviews the Company’s equity program from a market perspective as well as in the context of the Company’s overall compensation philosophy. The Compensation Committee considers the advantages and disadvantages of various equity packages, such as stock options and restricted stock units, as well as overall program costs which include shareholder dilution and FAS 123R costs. In connection with its approval of executive equity awards, the Compensation Committee considers the benchmarking data and reports on individual executives referenced above.

Stock Options.    We grant stock options to executives at the time that we hire them and subsequently to align their interests with those of our stockholders and as an incentive to remain with us. We believe that options to purchase our common stock, priced at the market price on the date of grant, are the best tool to motivate executives to build stockholder value. Because these options are not transferable, they have no value unless the price of the stock increases after a grant of options is made. Because these options typically vest over a four-year period, they incent executives to build our value over time.

The amount of stock options we have granted to executives has varied widely based largely upon the timing of an executive’s employment with us. We made larger grants before we completed our initial public offering because we believed that larger grants were necessary to attract executives when we were a smaller company with greater business risks. We have reduced the amounts granted to both executives and employees over time as we have become a larger enterprise, in accordance with our plan for total compensation.

Restricted Stock Units.    We began to grant restricted stock units to employees and executives in fiscal 2007 in order to reduce some of the dilution associated with grants of stock options. Because restricted stock units have value without price appreciation, we are able to grant fewer shares of stock. To date, all restricted stock units granted vest over a certain period of time and such vesting is not related to the performance of the employees and executives. If Proposal No. 4 is approved by our stockholders, we may grant restricted stock units or other full-value awards with performance-based vesting that qualifies as deductible performance-based compensation under Internal Revenue Code Section 162(m). Grants of restricted stock units are not yet a significant part of executive compensation. We have determined their amounts based upon ratios of stock option grants to restricted stock units that we feel are appropriate for employees at given levels in the organization. The more senior the executive or employee, the greater the number of stock options he or she receives and the fewer the number of restricted stock units. Restricted stock units typically comprise approximately 20% of a Named Executive Officer’s annual equity grant, if any. This weighting reflects the greater impact that more senior executives can have on us and long-term stockholder value. Because stock options do not have value unless the stock price increases after the date of grant and while the options vest, executives have greater incentive to increase the value of our common stock if they receive options than if they receive restricted stock units (because these restricted stock units have some value whether or not our market capitalization increases).

Timing of Equity Grants

We generally grant stock options on the fourth Tuesday of each month and restricted stock units on the fourth Tuesday of the first month of each fiscal quarter. This has been our practice since we became a publicly-traded company. Option grants for new employees (including executives) are made on the fourth Tuesday of the month that follows their hiring date and grants of restricted stock units are made on the fourth Tuesday of the fiscal quarter that follows their hiring date, provided they join the Company by the deadline for soliciting grant approval from the Compensation Committee. If new employees join after the deadline for soliciting grant approval, their grants are made in the following month or fiscal quarter, as applicable. Follow-on grants to existing employees and executives are also made according to the same protocol at various times during the year, depending upon our internal performance review cycle, individual performance and other circumstances.

The Compensation Committee did not approve equity grants for Named Executive Officers during fiscal 2008. However, certain restricted stock units for Named Executive Officers that were approved for grant in fiscal 2007 were not actually granted until the first quarter of fiscal 2008 due to the quarterly grant cycle described in the preceding paragraph. On February 27, 2007, Parker Harris, Kenneth Juster and Jim Steele each received a grant of 6,666 restricted stock units, subject to the Company’s standard vesting schedule. In fiscal 2009, the Compensation Committee approved equity grants to each of Parker Harris, Kenneth Juster and Jim Steele of 6,667 restricted stock units and an option to purchase 80,000 shares of common stock at an exercise price of $52.76 per share, all of which are subject to the Company’s standard vesting schedule.

Chief Executive Officer Compensation

Marc Benioff, our Chairman and Chief Executive Officer and one of our founders, receives only nominal compensation for his services ($10 per year). By his own choice, he has not received any bonuses, stock option grants, grants of restricted stock or any other form of compensation during his entire tenure.

Mr. Benioff is a substantial stockholder and we believe that his near-term and long-term interests are completely aligned with those of the company and its other stockholders. If Mr. Benioff were to leave the company or no longer fill the role of either Chairman or Chief Executive Officer, or if Mr. Benioff were to receive market-rate compensation, our executive compensation costs would increase. Currently, the Compensation Committee is reviewing and analyzing various compensation packages for Mr. Benioff, one of which may go into effect in fiscal 2009.

Post-Employment Compensation

We recognize that it is possible that we may undergo a change of control, and that this possibility could result in the departure or distraction of the executive officers to the detriment of our business. The Compensation Committee and our Board of Directors believe that the prospect of such a change in control would likely result in our executive officers facing personal uncertainties and distractions from how a change in control might affect them. To allow our executive officers to focus solely on the best interests of our stockholders in the event of a possible, threatened or pending change in control, and encourage them to remain with the Company despite the possibility that a change in control might affect them adversely, we believe a change in control plan therefore serves as an important retention tool to ensure that personal uncertainties do not dilute our executive’s complete focus on promoting stockholder value.

Consequently, in January 2007, we entered into agreements with certain of our executive officers that provide them with certain benefits upon the termination of their employment within three months prior to or 18 months following a change of control of our company. For most executive officers, these benefits include a lump sum payment equal to 150% of the executive’s annual base salary and target bonus, the continuation of employee benefits for 18 months following termination and the accelerated vesting of equity compensation awards. In connection with its approval of these agreements, the Compensation Committee considered competitive market and best practice data provided by outside advisors. The Compensation Committee also reviewed the cost to the Company of such agreements and the individual payout levels to the executives under various scenarios. Following its review, the Compensation Committee determined that the cost of these agreements was reasonable and not excessive, given the benefit conferred to us. We believe that these agreements will help to maintain the continued focus and dedication of these executive officers to their assigned duties without the distraction that could result from the possibility of a change-of-control.

For additional information on these change-in-control agreements, see “Employment Contracts and Certain Transactions—Change-in-Control,” below.

Accounting and Tax Considerations

Deductibility of Executive Compensation.    Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Income from options granted under the Company’s stock option plans would generally qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are non-employee directors. Income from restricted stock units with time-based vesting will not qualify for a deduction under these restrictions. The Compensation Committee intends to continue to evaluate the effects of the Code and any Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. The Board has decided at this time to seek stockholder approval of the material terms of the Equity Plan, as set forth in Proposal No. 3, in order to allow the Company to continue its deductions under 162(m).

Taxation of “Parachute” Payments and Deferred Compensation.    Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that the our company or our successor could lose a deduction on the amounts subject to the additional tax. We did not provide any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G during fiscal 2008 and we have not agreed and are otherwise obligated to provide any executive officer with such a gross-up or other reimbursement.

Section 409A of the Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. However, to assist in the avoidance of additional tax under Section 409A, we structure our equity awards in a manner intended to comply with the applicable Section 409A requirements. With respect to the change of control agreements that we have entered into with certain of our Named Executive Officers (see “Post-Employment Compensation,” above), we will be reviewing these agreements in light of the final regulations issued by the Internal Revenue Service and Treasury under Section 409A and amending such agreements as necessary to comply with Section 409A.

Accounting for Stock-Based Compensation.    We have expensed stock option grants under FASB Statement No. 123(R), Share-Based Payment, (“FAS No. 123(R)”) beginning in 2006. FAS No. 123(R) requires companies to include the fair value of equity compensation as a compensation expense in their income statements.

Summary Compensation Table

The following table sets forth the compensation earned during fiscal 2008 and fiscal 2007 for services rendered in all capacities by our Chief Executive Officer, Chief Financial Officer, and our three other most highly-compensated executive officers during fiscal 2008. These executives are referred to as the “Named Executive Officers” elsewhere in this Proxy Statement. We do not compensate our Named Executive Officers with perquisites or other personal benefits.

SUMMARY COMPENSATION TABLE FOR FISCAL 2008

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Marc Benioff (3)	2008	10	—	—	—	—	—	—	10
Chief Executive Officer and Chairman of the Board	2007	10	—	—	—	—	—	—	10

Steve Cakebread	2008	400,000	—	24,299	1,907,998	330,000	—	—	2,662,297
President and Chief Strategy Officer (4)	2007	347,342	—	16,966	1,137,794	234,476	—	—	1,736,579

Parker Harris	2008	400,000	—	69,466	528,557	220,000	—	—	1,218,023
Executive Vice President of Technology	2007	291,667	—	—	241,570	131,250	—	—	664,487

Kenneth Juster	2008	400,000	—	69,466	1,268,935	220,000	—	—	1,958,401
Executive Vice President of Law, Policy, and Corporate Strategy	2007	400,000	—	—	981,304	180,000	—	—	1,561,304

Jim Steele	2008	300,000	—	59,053	807,716	330,000	—	—	1,496,769
Chief Customer Officer and President of International Operations (5)	2007	300,000	—	16,966	1,045,779	270,000	—	—	1,632,745

(1)	Stock awards consist solely of restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown are the compensation costs recognized by the Company in the period presented for stock awards as determined pursuant to FAS 123R. These compensation costs reflect stock awards granted in fiscal 2008. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for fiscal 2008 filed with the SEC on February 29, 2008.
(2)	Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown are the compensation costs recognized by the Company in the period presented for option awards as determined pursuant to FAS 123R, excluding estimated forfeitures. These compensation costs reflect option awards granted in and prior to the period presented. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for fiscal years 2005, 2006, 2007 and 2008 filed with the SEC on March 25, 2005, March 15, 2006, March 9, 2007 and February 29, 2008, respectively.
(3)	At his request, Mr. Benioff receives a nominal salary of $10 per year, no bonus and no equity compensation.
(4)	Mr. Cakebread’s current position is President and Chief Strategy Officer. He served as the Company’s Chief Financial Officer during fiscal 2008 and through March 2008.
(5)	Mr. Steele’s current position is Chief Customer Officer and President of International Operations. He served as the Company’s President, Worldwide Sales and Distribution during fiscal 2008.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to all plan-based awards granted to the Named Executive Officers during fiscal 2008.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($) (1)	Maximum ($) (1)	Threshold ($)	Target ($)	Maximum ($)
Marc Benioff	—	—	—	—	—	—	—	—	—	—	—

Steve Cakebread	6/7/07	—	300,000	375,000	—	—	—	—	—	—	—

Parker Harris	6/7/07	—	200,000	250,000	—	—	—	—	—	—	—
	2/27/07	—	—	—	—	—	—	6,666	—	—	299,970

Kenneth Juster	6/7/07	—	200,000	250,000	—	—	—	—	—	—	—
	2/27/07	—	—	—	—	—	—	6,666	—	—	299,970

Jim Steele	6/7/07	—	300,000	375,000	—	—	—	—	—	—	—
	2/27/07	—	—	—	—	—	—	3,333	—	—	149,985

(1)	The Company’s non-equity incentive plan awards are based upon a formula that includes some discretion as to amounts paid.
(2)	All restricted stock unit grants were granted pursuant to the 2004 Equity Incentive Plan.
(3)	The value of a stock award is based on the fair value as of the grant date of such award determined pursuant to FAS 123R. Stock awards consist only of restricted stock units.

Option Exercises and Stock Vested

The following table sets forth certain information concerning option exercises and value realized upon exercise by our Named Executive Officers during fiscal 2008.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2008

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Marc Benioff	—	—	—	—
Steve Cakebread	140,000	6,647,887	1,250	58,239
Parker Harris	—	—	—	—
Kenneth Juster	107,000	2,929,308	—	—
Jim Steele	150,000	7,100,467	1,250	58,239

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated as the number of vested restricted stock units multiplied by the closing price of the Company’s common stock on the vesting date.

Outstanding Equity Awards

The following table sets forth information with respect to the value of all outstanding equity awards held by our Named Executive Officers at the end of fiscal 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marc Benioff	—	—	—	—	—	—	—	—	—

Steve Cakebread	100,000	200,000	—	38.39	9/26/11	—	—	—	—
	16,666	23,334	—	29.35	5/23/11	—	—	—	—
	208,333	41,667	—	13.89	9/2/14	—	—	—	—
	62,111	—	—	1.10	6/26/12	—	—	—	—
	—	—	—	—	—	2,083	108,129	—	—

Parker Harris	21,666	58,334	—	36.34	12/26/11	—	—	—	—
	—	—	—	—	—	6,666	346,032	—	—

Kenneth Juster	21,666	58,334	—	36.34	12/26/11	—	—	—	—
	63,000	—	—	32.60	12/27/15	—	—	—	—
	12,000	75,000	—	13.73	1/25/15	—	—	—	—
	—	—	—	—	—	6,666	346,032	—	—

Jim Steele	10,833	29,167	—	36.34	12/27/11	—	—	—	—
	16,666	23,334	—	29.35	5/23/11	—	—	—	—
	208,333	41,667	—	13.89	9/2/14	—	—	—	—
	89,100	—	—	1.10	10/7/12	—	—	—	—
	—	—	—	—	—	3,333	173,016	—	—
	—	—	—	—	—	2,083	108,129	—	—

(1)	Options granted pursuant to the 1999 Stock Option Plan prior to February 1, 2006 are immediately exercisable. However, the Company has the right to repurchase any unvested common stock upon the termination of employment at the original exercise price which lapses at the rate of the vest schedule. Options granted pursuant to the 2004 Equity Incentive Plan and options granted pursuant to the 1999 Stock Option Plan after February 1, 2006 do not provide for the immediate exercise of options. Options granted under the 1999 Stock Option Plan and the 2004 Equity Incentive Plan vest over four years, with 25% of the total shares granted vesting on the first anniversary of the date of grant and the balance vesting in equal monthly installments over the remaining 36 months.
(2)	Restricted stock units granted under the 2004 Equity Incentive Plan vest over four years, with 25% of the units vesting on the first anniversary of the date of grant and the balance vesting in equal quarterly installments over the remaining 36 months.
(3)	The market value of the shares or units of stock that have not vested is based on the closing market price of the Company’s stock on January 31, 2008 of $51.91.

Employment Contracts and Certain Transactions

Executive Officer Offer Letters and Agreements.    Each of our Named Executive Officers has signed offer letters which provide that the officer is an at-will employee. The offer letters provide for salary, annual bonus based on Company and individual performance, stock options and participation in our company-wide employee benefit plans.

Change-in-Control.    In January 2007, the Company entered into Change of Control and Retention Agreements with the following executive officers: Messrs. Steve Cakebread, Parker Harris, George Hu, Kenneth Juster, Jim Steele and Frank van Veenendaal. Pursuant to these agreements, in the event that any of these executives is terminated without cause or resigns for good reason within three (3) months prior to or eighteen (18) months after a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to one hundred and fifty percent (150%) of the executive’s annual base salary and target bonus;

•	Continuation of certain of the executive’s employee benefits for a period of up to eighteen (18) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

In addition, in January 2007 the Company entered into a Change of Control and Retention Agreement with Mr. David Schellhase. Pursuant to this agreement, in the event that Mr. Schellhase is terminated without cause or resigns for good reason within three (3) months prior to or eighteen (18) months after a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to one hundred percent (100%) of the executive’s annual base salary and target bonus;

•	Continuation of certain of the executive’s employee benefits for a period of up to twelve (12) months following termination; and

•	Accelerated vesting of 50% of the unvested portion of all equity incentive awards held by the executive at the time of termination.

Receipt of these benefits is conditioned upon execution by the executive of a release of claims in favor of the Company, as well as continued compliance with confidentiality obligations by the executive.

Assuming the above conditions were met and the employment of these executive officers were to be terminated on January 31, 2008, the following individuals would be entitled to payments in the amounts set forth below:

Name	Salary and Bonus ($)	Value of Continuation of Benefits ($)	Value of Accelerated Stock Options and Restricted Stock Units ($) (1)	Total ($)
Steve Cakebread	1,050,000	16,677	4,922,723	5,989,400
Parker Harris	900,000	24,743	1,528,554	2,453,298
George Hu	900,000	23,216	1,938,193	2,861,408
Kenneth Juster	900,000	6,906	5,043,070	5,949,976
David Schellhase	413,000	4,604	585,664	1,003,268
Jim Steele	900,000	24,743	2,845,869	3,770,612
Frank van Veenendaal	900,000	24,743	2,416,833	3,341,576

(1)	Based on a common stock price of $51.91, the closing market price of the Company’s stock on January 31, 2008, less the applicable exercise price for each option for which vesting as accelerated.

Indemnification Agreements.    The Company has entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures with Respect to Related Party Transactions.    Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Audit Committee Charter requires that the Audit Committee review and approve any related party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Transactions with Management.    There were no transactions during fiscal 2008 in which the Company was a party, the amount involved in the transaction exceeds $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or immediate family member of any of the foregoing individuals had or will have a direct or indirect material interest.

Other Transactions.    In January 1999, the salesforce.com/foundation, commonly referred to as the Foundation, a non-profit public charity, was chartered to build philanthropic programs that are particularly focused on youth and technology. The Company’s chairman is the chairman of the Foundation. He, one of the Company’s executives and one of the Company’s board members hold three of the Foundation’s nine board seats. The Company is not the primary beneficiary of the Foundation’s activities, and accordingly, the Company does not consolidate the Foundation’s statement of activities with its financial results.

Since the Foundation’s inception, the Company has provided at no charge certain resources to Foundation employees such as office space. The value of these items totals approximately $35,000 per quarter. In addition to the resource sharing with the Foundation, the Company issued the Foundation warrants in August 2002 to purchase 500,000 shares of common stock and has donated subscriptions to the Company’s service to qualified non-profit organizations. The fair value of these donated subscriptions is currently approximately $1.0 million per month. The Company plans to continue providing free subscriptions to qualified nonprofit organizations.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

10b5-1 Trading Plans

The following executive officers and directors currently have 10b5-1 trading plans in place: Marc Benioff; Steve Cakebread; Craig Conway; Parker Harris; George Hu; and Kenneth Juster. Certain other employees of the Company have also implemented 10b5-1 trading plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended January 31, 2008, the Company believes that all Reporting Persons complied with all applicable reporting requirements, except that Marc Benioff filed one late report covering one transaction, Steve Cakebread filed one late report covering one transaction of his wife, Parker Harris filed one late report covering seventeen transactions, Kenneth Juster filed two late reports each covering two transactions, David Schellhase filed one late report covering one transaction, and Shirley Young filed one late report covering one transaction.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

We, the Compensation Committee of the Board of Directors of salesforce.com, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in salesforce.com’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

THE COMPENSATION COMMITTEE

Craig Ramsey (Chair)

Craig Conway

Shirley Young

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors in April 2004 which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm, Ernst & Young LLP, including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by Ernst & Young LLP, the oversight of the Company’s internal audit function, reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls, and reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of management’s assessment of internal controls over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year ended January 31, 2008

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended January 31, 2008 with management. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young with that firm.

The Audit Committee also discussed with management and with Ernst & Young LLP the evaluation of the Company’s internal controls and the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee considered the fees paid to Ernst & Young LLP for the provision of non-audit related services and does not believe that these fees compromise Ernst & Young LLP’s independence in performing the audit.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2008 for filing with the Securities and Exchange Commission.

In addition, the Audit Committee reviewed the Company’s efforts and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

THE AUDIT COMMITTEE

Larry Tomlinson (Chair)

Alan Hassenfeld

Sanford R. Robertson

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Schellhase

General Counsel and Secretary

May 28, 2008

APPENDIX A

salesforce.com, inc.

2004 Equity Incentive Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The salesforce.com, inc. 2004 Equity Incentive Plan (the “Plan”) is hereby established effective as of March 1, 2004, the date of its approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Performance Shares, Performance Units, Restricted Stock Units and Deferred Compensation Awards.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, SAR, Restricted Stock Purchase Right, Restricted Stock Bonus, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award granted under the Plan.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement,” an “SAR Agreement,” a “Restricted Stock Purchase Agreement,” a “Restricted Stock Bonus Agreement,” a “Performance Share Agreement,” a “Performance Unit Agreement,” a “Restricted Stock Unit Agreement,” or a “Deferred Compensation Award Agreement.”

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, unless otherwise defined by the Participant’s Award Agreement or contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Participant which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(h) “Company” means salesforce.com, inc., a Delaware corporation, or any successor corporation thereto.

(i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.

(j) “Deferred Compensation Award” means an award of Restricted Stock Units granted to a Participant pursuant to Section 11 of the Plan.

(k) “Director” means a member of the Board.

(l) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The

Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r) “Insider” means an Officer, a member of the Board or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(t) “Officer” means any person designated by the Board as an officer of the Company.

(u) “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(v) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(w) “Participant” means any eligible person who has been granted one or more Awards.

(x) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(y) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(z) “Performance Award” means an Award of Performance Shares or Performance Units.

(aa) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(bb) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(cc) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(dd) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(ee) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(ff) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(gg) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8 of the Plan.

(hh) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8 of the Plan.

(ii) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.

(jj) “Restriction Period” means the period established in accordance with Section 8.5 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(kk) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(ll) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(mm) “Section 162(m)” means Section 162(m) of the Code.

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the one hundred eighty-first (181st) day following the commencement of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option, unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(pp) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(qq) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(rr) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ss) “Vesting Conditions” mean those conditions established in accordance with Section 8.5 or Section 10.3 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election. The Board may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Board or the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider; provided, however, that (a) such Awards shall not be granted for shares in excess of the maximum aggregate number of shares of Stock authorized for issuance pursuant to Section 4.1, (b) the exercise price per share of each such Award which is an Option or Stock Appreciation Right shall be not less than the Fair Market Value per share of the Stock on the effective date of grant (or, if the Stock has not traded on such date, on the last day preceding the effective date of grant on which the Stock was traded), and (c) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Board or the Committee.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such

Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award of SARs, Performance Shares or Performance Units will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be forty-seven million (47,000,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company at the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such shares are withheld in satisfaction of tax withholding obligations pursuant to Section 15.2. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the Option is exercised.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. ELIGIBILITY AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants”and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

5.2 Participation. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one (1) Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 INCENTIVE STOCK OPTION LIMITATIONS.

(a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(a) Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than five million (5,000,000) shares of Stock. Notwithstanding the foregoing, during the Company’s fiscal year in which a Participant first becomes an Employee, he or she may be granted Options or Freestanding SARs to purchase up to a total of an additional two million (2,000,000) shares of Stock. An Option which is canceled (or a Freestanding SAR as to which the exercise price is reduced to reflect a reduction in the Fair Market Value of the Stock) in the same fiscal year of the Company in which it was granted shall continue to be counted against such limit for such fiscal year.

(b) Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Awards of Restricted Stock and/or Restricted Stock Units (or Performance Shares) for more than two and a half million (2,500,000) shares of Stock. Notwithstanding the foregoing, during the Company’s fiscal year in which a Participant first becomes an Employee, he or she may be granted one or more Awards of Restricted Stock and/or Restricted Stock Units (or Performance Shares) for an additional one million (1,000,000) shares of Stock.

(c) Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (i) Performance Shares (or Awards of Restricted Stock and/or Restricted Stock Units) which could result in such Employee receiving more than two and a half million (2,500,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Award, or (ii) Performance Units which could result in such Employee receiving more than fifteen million dollars ($15,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award. Notwithstanding the foregoing, during the Company’s fiscal year in which a Participant first becomes an Employee, he or she may be granted Performance Shares (or Awards of Restricted Stock and/or Restricted Stock Units) which could result in such Employee receiving an additional one million (1,000,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Award, or (ii) Performance Units which could result in such Employee receiving an additional five million dollars ($5,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

6. TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option

(whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate five (5) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 PAYMENT OF EXERCISE PRICE.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4 EFFECT OF TERMINATION OF SERVICE.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of one (1) year) (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of one (1) year) (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within ninety (90) days (or such longer period of time as determined by the Board, in its discretion) after the Participant’s termination of Service.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Service.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of ninety (90) days (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 14 below, the Option shall remain exercisable until ninety (90) days (or such longer period of time as determined by the Board, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, other than termination of Service for Cause, if a sale within the applicable time periods set forth in Section 6.4(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the

Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 EXERCISABILITY AND TERM OF SARS.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of five (5) years after the effective date of grant of such SAR.

7.4 Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made in cash, shares of Stock, or any combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing such SAR, payment shall be made in a lump sum as soon as practicable following the date of exercise of the SAR. The Award Agreement evidencing any SAR may provide for deferred payment in a lump sum or in installments. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant.

7.5 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.6 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7 Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

8.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to such Restricted Stock Award.

8.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right; provided, however, that no Restricted Stock Purchase Right granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

8.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check, or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iii) by any combination thereof. The Committee may at any time or from time to time grant Restricted Stock Purchase Rights which do not permit all of the foregoing forms of consideration to be used in payment of the purchase price or which otherwise restrict one or more forms of consideration. Restricted Stock Bonuses shall be issued in consideration for past services actually rendered to a Participating Company or for its benefit.

8.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event, as defined in Section 13.1, or as provided in Section 8.8. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, then any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8 Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9. TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial value of one hundred dollars ($100). The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to “performance-based compensation,” the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, unless otherwise determined by the Committee at the time the Committee establishes the Performance Goal(s) and Performance Award Formula applicable to a Performance Award, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

(i) revenue;

(ii) gross margin;

(iii) operating margin;

(iv) operating income;

(v) operating profit or net operating profit;

(vi) pre-tax profit;

(vii) earnings (which may include earnings before interest, taxes and depreciation, earnings before taxes and net earnings);

(viii) net income;

(ix) cash flow (including operating cash flow or free cash flow);

(x) expenses;

(xi) the market price of the Stock;

(xii) earnings per share;

(xiii) return on stockholder equity;

(xiv) return on capital;

(xv) return on assets or net assets;

(xvi) return on equity;

(xvii) return on investment;

(xviii) economic value added;

(xix) number of customers;

(xx) stock price;

(xxi) growth in stockholder value relative to the moving average on the S&P 500 Index or another index;

(xxii) market share;

(xxiii) contract awards or backlog;

(xxiv) overhead or other expense reduction;

(xxv) credit rating;

(xxvi) objective customer indicators;

(xxvii) new product invention or innovation;

(xxviii) attainment of research and development milestones; and

(xxix) improvements in productivity.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award.

(c) Effect of Leaves of Absence. Unless otherwise required by law, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on a leave of absence.

(d) Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. An Award Agreement may provide for deferred payment in a lump sum or in installments. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalents or interest.

(f) Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the value of a share of Stock determined by the method specified in the Award Agreement. Such methods may include, without limitation, the closing market price on a specified date (such as the settlement date) or an average of market prices over a series of trading days. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

9.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

9.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

10.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit.

10.3 Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

10.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.5 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.7 Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11. DEFERRED COMPENSATION AWARDS.

11.1 Establishment of Deferred Compensation Award Programs. This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

(a) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

(b) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:

(i) shares of Stock otherwise issuable to such Participant upon the exercise of an Option;

(ii) cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or

(iii) cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award.

11.2 Terms and Conditions of Deferred Compensation Awards. Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a) Vesting Conditions. Deferred Compensation Awards shall not be subject to any vesting conditions.

(b) Terms and Conditions of Stock Units.

(i) Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock. The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award.

(ii) Settlement of Stock Unit Awards. A Participant electing to receive an Award of Stock Units pursuant to this Section 11, shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

(iii) Nontransferability of Stock Unit Awards. Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

12. STANDARD FORMS OF AWARD AGREEMENT.

12.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.

12.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13. CHANGE IN CONTROL.

13.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 13.1(a)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

13.2 Effect of Change in Control on Options and SARs.

(a) Accelerated Vesting. Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine.

(b) Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options and SARs (as the case may be) for the Acquiror’s stock. Any Options or SARs which are not assumed by the Acquiror in connection with the Change in Control nor exercised as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c) Cash-Out of Options. The Committee may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option or SAR outstanding immediately prior to the Change in Control shall be canceled in exchange for a payment with respect to each vested share of Stock subject to such canceled Option or SAR in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control over the exercise price per share under such Option or SAR (the “Spread”). In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of their canceled Options and SARs as soon as practicable following the date of the Change in Control.

13.3 Effect of Change in Control on Restricted Stock Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock Award that, in the event of a Change in Control, the lapsing of the Restriction Period applicable to the shares subject to the Restricted Stock Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated effective immediately prior to the consummation of the Change in Control to such extent as specified in such Award Agreement. Any acceleration of the lapsing of the Restriction Period that was permissible solely by reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

13.4 Effect of Change in Control on Performance Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Performance Award that, in the event of a Change in Control, the Performance Award held by a Participant whose Service has not terminated prior to the Change in Control shall become payable effective as of the date of the Change in Control to such extent as specified in such Award Agreement.

13.5 Effect of Change in Control on Restricted Stock Unit Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock Unit Award that, in the event of a Change in Control, the Restricted Stock Unit Award held by a Participant whose Service has not terminated prior to such date shall be settled effective as of the date of the Change in Control to such extent as specified in such Award Agreement.

13.6 Effect of Change in Control on Deferred Compensation Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Deferred Compensation Award that, in the event of a Change in Control, the Stock Units pursuant to such Award shall be settled effective as of the date of the Change in Control to such extent as specified in such Award Agreement.

14. COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15. TAX WITHHOLDING.

15.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

15.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16. AMENDMENT OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

17. MISCELLANEOUS PROVISIONS.

17.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

17.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

17.3 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

17.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

17.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

17.6 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

17.7 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the

Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

17.8 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

Admission Ticket

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 10, 2008.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/CRM
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Marc Benioff	☐	☐	02 - Craig Conway	☐	☐	03 - Alan Hassenfeld	☐	☐

	For	Against	Abstain	For	Against	Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009.	☐	☐	☐

3. Approval of an amendment to the Company’s 2004 Equity Incentive Plan to eliminate the annual automatic share replenishment from such plan and increase the number of shares authorized for grant by an incremental 7,500,000 shares.

				☐	☐	☐

4. Approval of an amendment to the Company’s 2004 Equity Incentive Plan to enable incentive compensation under such plan to qualify as “performance based compensation” within the meaning of Internal Revenue Code Section 162(m).

	☐	☐	☐

5. With discretionary authority, upon such other matters as may properly come before the meeting. At this time, the persons making this solicitation know of no other matters to be presented at the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	For planning purposes,
	mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as the name or names appear on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executors, administrators, trustees and partners should indicate their positions when signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2008 Annual Meeting of

salesforce.com, inc. Stockholders

Thursday, July 10, 2008, at 2:00 p.m., local time

The Palace Hotel

2 New Montgomery Street, San Francisco, California 94105

Upon arrival, please present your

admission ticket and photo identification

at the registration desk.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 10, 2008

The Notice and Proxy Statement and Annual Report are available at

www.edocumentview.com/CRM.

ÚIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Ú

Proxy — salesforce.com, inc.

Proxy for Annual Meeting of Stockholders Solicited by the Board of Directors

The undersigned hereby appoints Marc Benioff, Graham Smith and David Schellhase, or any of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of salesforce.com, inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, July 10, 2008, at 2:00 p.m., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105 and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (415) 536-6250.

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted “FOR” the election of the named directors, “FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009, “FOR” the amendment to the Company’s 2004 Equity Incentive Plan to eliminate the annual automatic share replenishment from such plan and increase the number of shares authorized for grant under such plan by an incremental 7,500,000 shares, and “FOR” the amendment to the Company’s 2004 Equity Incentive Plan to enable incentive compensation under such plan to qualify as “performance based compensation” within the meaning of Internal Revenue Code Section 162(m).

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, Proxy Statement and the Company’s 2008 Annual Report.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY.

(Continued and to be dated and signed on the reverse side.)